Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

between

TD ACQUISITION CORPORATION

and

TRANSDIGM HOLDING COMPANY

Dated as of June 6, 2003

TABLE OF CONTENTS

1.	Merger
	1.1	The Merger
	1.2	Closing
	1.3	Effective Time of the Merger
	1.4	Effect of Merger
	1.5	Further Actions

2.	The Surviving Corporation
	2.1	Certificate of Incorporation
	2.2	By-laws
	2.3	Directors
	2.4	Officers

3.	Conversion of Shares
	3.1	Merger Consideration
	3.2	Payment
	3.3	No Further Rights
	3.4	Closing of the Company’s Transfer Books

4.	Representations and Warranties of the Company
	4.1	Corporate Status and Authority
	4.2	No Conflicts; Consents and Approvals, etc.
	4.3	Capitalization
	4.4	Ownership of TransDigm Inc.
	4.5	Subsidiaries
	4.6	Financial Statements; SEC Filings
	4.7	Absence of Undisclosed Liabilities
	4.8	Real Property; Assets
	4.9	Contracts
	4.10	Employee Benefits; Employment Agreements; Labor
	4.11	Intellectual Property
	4.12	Governmental Authorizations; Compliance with Law
	4.13	Litigation
	4.14	Tax Matters
	4.15	Absence of Changes
	4.16	Insurance
	4.17	Environmental Matters
	4.18	Banking and Agency Arrangements
	4.19	Qualification
	4.20	Products Liability
	4.21	Customers and Suppliers
	4.22	Prohibited Payments
	4.23	Affiliate Transactions
	4.24	Brokers

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5.	Representations and Warranties of Buyer
	5.1	Corporate Status and Authority
	5.2	No Conflicts; Consents and Approvals, etc.
	5.3	Capitalization
	5.4	Financial Ability to Perform
	5.5	Litigation
	5.6	Brokers
	5.7	No Business Activities
	5.8	Foreign Persons

6.	Additional Agreements
	6.1	Conduct of Business Pending the Merger
	6.2	Satisfaction of Closing Conditions
	6.3	Necessary Actions
	6.4	Access and Information
	6.5	Litigation Support
	6.6	Transfer Taxes
	6.7	Publicity
	6.8	Employees and Employee Benefit Plans
	6.9	Indemnification of Directors and Officers
	6.10	Contact with Customers and Suppliers
	6.11	No Solicitation
	6.12	Notice of Developments
	6.13	Novation Agreements
	6.14	Debt Tender Offer
	6.15	Provision of Funds
	6.16	Transactions Costs
	6.17	FIRPTA Certificate
	6.18	Connecticut Property Transfer Law Compliance

7.	Conditions Precedent
	7.1	General
	7.2	Conditions to Obligations of Both Parties
		7.2.1	HSR Act
		7.2.2	No Injunction
		7.2.3	Additional Documentation
	7.3	Conditions to Obligations of the Company
		7.3.1	Representations and Warranties of Buyer
		7.3.2	Officer’s Certificate
		7.3.3	Outstanding Debt and Preferred Stock. (a)
		7.3.4	Transaction Costs
	7.4	Conditions to Obligations of Buyer
		7.4.1	Representations and Warranties of the Company
		7.4.2	Officer’s Certificate
		7.4.3	Directors
		7.4.4	Termination of Stockholders’ Agreements
		7.4.5	Financing

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		7.4.6	Closing of Debt Tender
		7.4.7	Material Adverse Effect
		7.4.8	Consents
		7.4.9	Government Approvals

8.	Termination; Damages
	8.1	Termination
	8.2	Damages

9.	General Provisions.
	9.1	Waiver
	9.2	Entire Agreement; No Reliance
	9.3	Expenses
	9.4	Further Actions
	9.5	Non-Survival of Representations, Warranties and Agreements; No Recourse
	9.6	Notices
	9.7	Assignment and Amendments
	9.8	No Third Party Beneficiaries
	9.9	Counterparts
	9.10	Interpretation
	9.11	Governing Law
	9.12	Consent to Jurisdiction, etc.
	9.13	Waiver of Jury Trial
	9.14	Severability
	9.15	No Joint Venture, etc.
	9.16	Construction

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AGREEMENT AND PLAN OF MERGER, dated as of June 6, 2003 (the “Merger Agreement”), between TD ACQUISITION CORPORATION, a Delaware corporation (“Buyer”), and TRANSDIGM HOLDING COMPANY, a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Buyer and the Company have approved this Merger Agreement, the merger of Buyer with and into the Company (the “Merger”) and the related transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

1.  Merger.

1.1 The Merger.  Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3), Buyer shall be merged with and into the Company and the separate existence of Buyer shall thereupon cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) under the laws of the State of Delaware.

1.2 Closing.  Unless this Merger Agreement shall have been terminated pursuant to Section 8.1, and subject to the satisfaction or written waiver of the conditions set forth in Section 7, the closing of the Merger will take place as promptly as practicable (and in any event within two Business Days) after the satisfaction or written waiver of the conditions set forth in Section 7 (other than those conditions which, by their nature, are to be satisfied on the Closing Date), at the New York offices of Latham & Watkins LLP, unless another date, time or place is agreed to in writing by the parties hereto (the “Closing Date”).  For purposes of this Merger Agreement, the term “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York City or Cleveland, Ohio are authorized or required by law, regulation or executive order to remain closed.

1.3 Effective Time of the Merger.  The Merger shall become effective upon the filing of a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of Delaware in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), or at such other time as Buyer and the Company shall agree should be specified in the Certificate of Merger, which filing shall be made as soon as practicable on the Closing Date.  When used in this Merger Agreement, the term “Effective Time” shall mean the time at which the Certificate of Merger is accepted for filing by the Secretary of State of Delaware or such time as otherwise specified in the Certificate of Merger.

1.4 Effect of Merger.  The Merger shall, from and after the Effective Time, have all the effects provided herein, in the Certificate of Merger and in the applicable provisions of the DGCL.

1.5 Further Actions.  The parties hereto shall execute and deliver such certificates and other documents and take such other actions as may be necessary or appropriate in order to effect the Merger, including, but not limited to, making filings, recordings or publications required under the DGCL.  If at any time after the Effective Time any further action is necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation the right and/or title to all property, assets or rights of Buyer or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Buyer or the Company, as the case may be, to take, and shall take, any and all such lawful action.

2. The Surviving Corporation.

2.1 Certificate of Incorporation.  The Certificate of Incorporation of Buyer  as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, until thereafter changed or amended as provided therein or by applicable law (subject to Section 6.9 hereof).

2.2 By-laws.  The By-laws of Buyer as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law (subject to Section 6.9 hereof).

2.3 Directors.  The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, in any case in the manner provided in the Certificate of Incorporation and By-laws of the Surviving Corporation and in accordance with applicable law.

2.4 Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, in any case in the manner provided in the Certificate of Incorporation and By-laws of the Surviving Corporation and in accordance with applicable law.

3. Conversion of Shares.

3.1 Merger Consideration.  At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Buyer or any stockholder of the Company or Buyer:

(a)           All shares of Common Stock, $0.01 par value, of the Company (“Voting Common Stock”), all shares of Class A Common Stock, $0.01 par value, of the Company (“Nonvoting Common Stock,” and together with Voting Common Stock, “Common Stock”) and all shares of 16% Cumulative Redeemable Preferred Stock, $0.01 par value, of the Company, including outstanding Dividend-In-Kind Shares (as defined in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of 16% Cumulative Redeemable Preferred Stock of TransDigm Holding Company, referred to herein as the “Certificate of Designations”) (“Preferred Stock”) which are held by the Company in the Company’s treasury or otherwise shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)           Each share of Common Stock issued and outstanding immediately prior to the Effective Time, other than those to which Section 3.1(a) applies and other than any shares held by stockholders referred to in Section 3.1(f), shall be converted into and represent the right to receive an amount in cash (such amount in cash being referred to herein as the “Per Share Merger Consideration”) equal to the quotient of (i) the Equity Value minus the Transaction Costs divided by (ii) the total number of Fully-Diluted Shares.

The following terms used in the definition of Per Share Merger Consideration shall have the following meanings:

“Equity Value” means $797,344,853.00.

“Fully-Diluted Shares” means the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, assuming the exercise of all of the Options and the Warrant and the issuance of all of the shares of Common Stock issuable in respect thereof.

“Transaction Costs” means the fees, expenses, charges and other payments incurred or otherwise payable by the Company or any Subsidiary in connection with the consummation of the transactions contemplated by this Merger Agreement as set forth on the Transaction Cost Statement (as defined in Section 6.16 hereof), which fees, expenses, charges and other payments shall include, without limitation, the fees, expenses, charges and other payments incurred or otherwise payable by the Company or any Subsidiary in respect of the matters set forth on Schedule 3.1(b), provided that Transaction Costs shall not include the aggregate Per Share Merger Consideration payable in respect of all shares of Common Stock pursuant to Section 3.1(b), the Preferred Stock Consideration, the Option Cancellation Payments, the Warrant Cancellation Payment, or payments of principal or interest in connection with the repayment of indebtedness contemplated hereby.

(c)           The Company shall take all actions necessary so that each outstanding option to purchase shares of Common Stock, whether granted under the Company’s 1994 Stock Incentive Plan, the Company’s 1998 Stock Option Plan (collectively, the “Option Plans”) or otherwise (each, an “Option”) to any current or former employee of the Company or any Subsidiary (as defined in Section 4.5) thereof (each, an “Option Holder”), whether or not then exercisable, shall be canceled and, in exchange therefor, each Option Holder shall be entitled to a cash payment (the “Option Cancellation Payment”) in respect of each such canceled Option equal to the product of (i) the number of shares of Common Stock covered by such Option immediately prior to the Effective Time multiplied by (ii) the excess of (x) the Per Share Merger Consideration over (y) the per share exercise price under such Option (such excess, the “Net Value”); provided, however, that each Person (as defined in Section 9.10 hereof) whose name is set forth on Schedule 3.1(c) hereto shall retain Options with an aggregate Net Value not less than the amount set forth opposite such Person’s name on said Schedule 3.1(c), it being understood and agreed that any such retained Options shall not be cancelled upon the Effective Time pursuant to the terms hereof, but shall thereafter remain outstanding and shall be converted into fully vested options or other equity of the Surviving Corporation of equivalent value.  Contemporaneously with the execution of this Merger Agreement, those individuals whose names are set forth on Schedule 3.1(c) have entered into option rollover agreements with Buyer pursuant to which such Option Holders have consented to the continuation of their respective Options at the Effective Time in accordance with this Section 3.1(c).  The Option Cancellation Payments shall be subject to all applicable withholding and employment taxes and shall be paid to the Option Holders as soon as reasonably practicable following the Effective Time.

(d)           The warrant to purchase shares of Common Stock issued to First Union Investors, Inc. (the “Warrant Holder”) pursuant to the Investment Agreement, dated May 31, 2001 (the “Investment Agreement”), by and between the Company and the Warrant Holder (the “Warrant”), shall be canceled and, in exchange therefor, the Warrant Holder shall be entitled to a cash payment (the “Warrant Cancellation Payment”) in respect of such canceled Warrant equal to the product of (i) the number of shares of Common Stock covered by such Warrant immediately prior to the Effective Time multiplied by (ii) the excess of (x) the Per Share Merger Consideration over (y) the per share exercise price under the Warrant.  Contemporaneously with the execution of this Merger Agreement, the Warrant Holder has delivered to the Company and Buyer a written consent pursuant to which it consents to the cancellation of the Warrant at the Effective Time in accordance with this Section 3.1(d).

(e)           Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time, other than those to which Section 3.1(a) applies, shall be converted into and represent the right to receive an amount in cash equal to the sum of (i) 100% of the Liquidation Amount (as defined in the Certificate of Designations), and (ii) accrued but unpaid dividends in respect thereof, if any, to the Closing Date (the “Preferred Stock Consideration”).  Contemporaneously with the execution of this Merger Agreement, the holder of the Preferred Stock has delivered to the Company and Buyer a written consent pursuant to which it consents to the conversion of  the Preferred Stock in consideration for the payment of the Preferred Stock Consideration and a premium to be included in the Transaction Costs.

(f)            Notwithstanding anything to the contrary herein, shares of Common Stock issued and outstanding immediately prior to the Effective Time and held by a stockholder who is entitled to and has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted as of the Effective Time into the right to receive the Per Share Merger Consideration, but instead shall have such rights as may be available under the DGCL; provided, however, that if any such stockholder shall have failed to perfect or shall effectively withdraw or lose his or her right to appraisal and payment under the DGCL, such stockholder’s shares of Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Per Share Merger Consideration and such shares of Common Stock shall no longer be Dissenting Shares.  The Company will give Buyer prompt notice of all written demands received by the Company for appraisal rights.  The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.  From and after the Effective Time, no stockholder who has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL shall be entitled to vote his or her shares for any purpose or receive payment of dividends or other distributions with respect to his or her shares (except dividends and distributions payable to stockholders of record at a date which is prior to the Effective Time).

(g)           Each issued and outstanding share of common stock, $.01 par value, of Buyer shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

(h)           Notwithstanding anything to the contrary herein, upon surrender of any certificate representing fractional shares of Common Stock or a Warrant to purchase fractional shares of Common Stock, the holder thereof will be paid the cash value of such fraction, which shall be equal to such fraction multiplied by the Per Share Merger Consideration or the Warrant Cancellation Payment, as the case may be.

3.2 Payment.  (a)  Pursuant to an agreement in form and substance reasonably acceptable to the Company to be entered into prior to the Effective Time between Buyer and a disbursing agent reasonably acceptable to the parties (the “Disbursing Agent”), at the Effective Time, and subject to the terms and conditions set forth in this Merger Agreement, Buyer shall make available to the Disbursing Agent the amount of cash to which holders of shares of Common Stock, holders of shares of Preferred Stock, Options Holders and the Warrant Holder shall be entitled pursuant to Sections 3.1(b), 3.1(c), 3.1(d) and 3.1(e) (the “Payment Fund”).  All payments for shares of Common Stock, shares of Preferred Stock, Options and the Warrant which are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such Common Stock, Preferred Stock, Options and Warrant, as the case may be.

(b)           Promptly after the Effective Time, Buyer shall cause the Disbursing Agent to send a notice and a letter of transmittal, in customary form, to each holder of certificates or other instruments formerly evidencing (i) shares of Common Stock (other than certificates representing shares of Common Stock to be canceled pursuant to Section 3.1(a) and certificates representing Dissenting Shares), (ii) shares of Preferred Stock (other than certificates representing shares of Preferred Stock to be canceled pursuant to Section 3.1(a)), (iii) Options to be cancelled pursuant to Section 3.1(c) and (iv) the Warrant (collectively, the “Certificates”) advising holders of such Certificates of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent such Certificates for exchange into the Per Share Merger Consideration, the Preferred Stock Consideration, the Option Cancellation Payment or the Warrant Cancellation Payment, as the case may be, and that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to the Disbursing Agent of the Certificates and a duly executed letter of transmittal and any other required documents of transfer.  Each holder of the Certificates, upon surrender thereof to the Disbursing Agent together with such letter of transmittal (duly executed) and any other required documents of transfer, shall be entitled to receive in exchange therefor the Per Share Merger Consideration, the Preferred Stock Consideration, the Option Cancellation Payment or the Warrant Cancellation Payment, as the case may be.  Upon such surrender, the Disbursing Agent shall promptly deliver to each such holder the applicable consideration due pursuant to Sections 3.1(b), 3.1(c), 3.1(d) and 3.1(e) (less all applicable withholding and employment taxes) in accordance with the instructions set forth in the related letter of transmittal, and the Certificates so surrendered shall promptly be canceled.  Until surrendered, the Certificates (other than those evidencing Dissenting Shares) shall be deemed for all purposes to evidence only the right to receive the consideration due pursuant to Sections 3.1(b), 3.1(c), 3.1(d) and 3.1(e), or, in the case of Dissenting Shares, the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL.  No interest shall accrue or be paid on any cash payable upon the surrender of the Certificates (other than Dissenting Shares to the extent required by the DGCL).

(c)           If the consideration due pursuant to Sections 3.1(b), (c), (d) and (e) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Disbursing Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such taxes have been paid or are not required to be paid.

(d)           Unless required otherwise by applicable law, any portion of the Payment Fund that remains undistributed to holders of the Certificates 180 days after the Effective Time shall be delivered to the party who provided such funds to the Disbursing Agent and any Certificate holder who has not theretofore complied with the provisions of this Section 3 shall thereafter look only to the Surviving Corporation for payment of any consideration due pursuant to Sections 3.1(b), (c), (d) and (e) to which he is entitled pursuant to this Section 3.  Neither Buyer, the Surviving Corporation nor the Disbursing Agent shall be liable to any such Certificate holder for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)           Notwithstanding the foregoing, each holder of a Certificate, upon surrender thereof to Buyer at the closing of the Merger together with a letter of transmittal (duly executed) and any other required documents of transfer, and provided such holder has provided Buyer with at least two Business Days’ written notice of its intention to so surrender its Certificates, shall be entitled to receive at the closing of the Merger in exchange therefor the Per Share Merger Consideration, the Preferred Stock Consideration, the Option Cancellation Payment or the Warrant Cancellation Payment, as the case may be.  Upon such surrender, Buyer shall promptly deliver the consideration due pursuant to Sections 3.1(b), (c), (d) and (e) (less all applicable withholding and employment taxes) in accordance with the instructions set forth in the related letter of transmittal, and the Certificates so surrendered shall promptly be canceled.

3.3 No Further Rights.  From and after the Effective Time, holders of Certificates theretofore evidencing shares of Common Stock, Preferred Stock, Options or the Warrant shall cease to have any rights as stockholders of the Company, except as provided herein or by applicable law.  All consideration paid pursuant to Section 3.2(b) upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Stock, Preferred Stock, Options, the Warrant and the Warrant Shares (as defined in the Warrant).

3.4 Closing of the Company’s Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock, Preferred Stock, Options, Warrants or Warrant Shares shall be made thereafter.  If after the Effective Time Certificates for shares of Common Stock, Preferred Stock, Options, Warrants or Warrant Shares are presented to Buyer or the Surviving Corporation, they shall be canceled and exchanged as provided in this Section 3.

4. Representations and Warranties of the Company.  The Company represents and warrants to Buyer as follows, except as set forth in (a) the SEC Reports or (b) the Schedules delivered by the Company to Buyer on or prior to the date of execution of this Merger Agreement and made a part hereof.  For purposes of this Merger Agreement, the term “SEC Reports” shall mean (i) the Company’s report on Form 10-K for the fiscal year ended September 30, 2002 and (ii) the Company’s reports on Form 10-Q for the quarters ended December 28, 2002 and March 29, 2003, in each case, as filed with the Securities and Exchange Commission (the “SEC”).  For purposes of this Merger Agreement, the term “Schedules” shall mean written disclosure schedules delivered by the Company to Buyer on or prior to the date hereof, copies of which are attached hereto, which set forth certain exceptions to the representations and warranties contained in this Section 4 and certain other information called for by this Merger Agreement.  The disclosure of any matter in the Schedules hereto shall be deemed to be a disclosure for all purposes of this Merger Agreement to which such matter would reasonably be likely to be pertinent, but shall expressly not be deemed to constitute an admission by the Company or Buyer, or to otherwise imply, that any such matter is material for the purposes of this Merger Agreement or otherwise.  In addition, no arrangement, agreement or transaction solely among the Company and one or more of its wholly-owned Subsidiaries, or solely among one or more of the Company’s wholly-owned Subsidiaries and another wholly-owned Subsidiary, shall constitute a breach of any representation or warranty included in this Section 4, whether or not disclosed on the Schedules.

4.1 Corporate Status and Authority.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and licensed to do business, and is in good standing, as a foreign corporation in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to so qualify and be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below).  The Company has the requisite corporate power and authority to execute and deliver this Merger Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and to conduct its business and to own, use or lease its properties and assets as now conducted, owned, used or leased.  The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby by the Company have been duly and validly authorized and approved by the Company’s Board of Directors and the sole holder of the Preferred Stock and, immediately following the execution of this Merger Agreement, will be duly and validly authorized and approved by the holders of the required percentage of Common Stock, and no other corporate or stockholder actions or proceedings on the part of the Company are necessary under the DGCL, the Amended and Restated Certificate of Incorporation of the Company or the by-laws of the Company, as the same have been amended from time to time (the “Restated Certificate” and the “By-laws,” respectively), to authorize or approve this Merger Agreement or to consummate the transactions contemplated hereby.  This Merger Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity. The Company has delivered or made available to Buyer true, correct and complete copies of the Restated Certificate and By-laws.  For purposes of this Merger Agreement, “Material Adverse Effect” shall mean any material adverse effect on (i) the business, operations, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, in each case, taken as a whole, or (ii) the right or ability of the Company or any Subsidiary to consummate any of the transactions contemplated hereby.

4.2 No Conflicts; Consents and Approvals, etc.  (a)  The execution and delivery of this Merger Agreement by the Company, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not result in (i) any conflict with the Restated Certificate or By-laws or the certificate of incorporation or by-laws (or similar organizational documents) of any of the Subsidiaries, (ii) subject to obtaining the consents referred to in Section 4.2(b), any breach or violation of or default under (A) any law, statute, regulation, rule, judgment, order, decree, license, permit or other governmental authorization applicable to the Company or any of the Subsidiaries or by which any of them or their respective properties or assets are bound or (B) any Contract (as defined in Section 4.9(d)) to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets are bound, or (iii) the creation or imposition of any liens, security interests, adverse claims, charges or other encumbrances (“Lien”) other than Liens created by or resulting from the actions of Buyer or any of its Affiliates (as defined in Section 9.10 hereof), except, in the case of subsections (ii) and (iii), for such breaches, violations or defaults and such Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except as set forth in this Section 4.2(b) and in Schedule 4.2(b) hereto, no consent, approval or authorization of, or filing with, or action by or notification to, any  Person or any governmental authority is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of this Merger Agreement or the consummation of the transactions contemplated hereby, except (i) filings required with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing of the Certificate of Merger pursuant to the DGCL, and (iii) filings, consents, approvals, authorizations, actions and notifications which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.3 Capitalization.  (a)  As of the date of this Merger Agreement, the authorized capital stock of the Company consists of (i) 900,000 shares of Voting Common Stock, par value $0.01 per share, (A) 119,789 of which are issued and outstanding, (B) 56,490 of which are reserved for issuance pursuant to the terms of the Option Plans, (C) 671 of which are reserved for issuance pursuant to the terms of the Company’s 1999 Stock Purchase Plan and (D) 1,381.87 of which are reserved for issuance upon exercise of the Warrant, (ii) 100,000 shares of Nonvoting Common Stock, par value $0.01 per share, none of which are issued and outstanding and (iii) 75,000 shares of Preferred Stock, par value $0.01 per share, 20,408 of which are issued and outstanding.  As of June 1, 2003, the aggregate Liquidation Amount with respect to all issued and outstanding shares of Preferred Stock, plus the amount of all accrued and unpaid dividends thereon, was $20,408,000.00.  All of the shares of Voting Common Stock, Nonvoting Common Stock and Preferred Stock have been, and all shares of Voting Common Stock issuable upon the exercise of the Options and Warrant will be, duly authorized and validly issued and are (or will be, when issued in accordance with the terms thereof) fully paid and non-assessable and were issued or, in the case of the shares of Voting Common Stock issuable upon exercise of the Options and the Warrant, will be issued, in compliance with all applicable federal and state securities laws and were not issued (or in the case of the Voting Common Stock issuable upon exercise of the Options and the Warrant, will not be issued) in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, the Restated Certificate or By-Laws or any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets are bound.  Except as set forth in this Section 4.3 or on Schedule 4.3, there are no (i) outstanding Equity Securities (as defined below) of the Company or (ii) rights, agreements, commitments or obligations or other arrangements or understandings of any kind or character regarding (A) the issuance of Equity Securities of the Company or (B) the purchase, redemption or other acquisition, or the sale or issuance by, the Company or any of its Subsidiaries of any Equity Securities of the Company, and no authorization therefor has been given.  There are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of any Equity Securities of the Company.  For purposes of this Merger Agreement, the term “Equity Securities” shall mean, with respect to any Person, (i) shares of capital stock or other equity securities of such Person, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock or other equity securities of such other Person and (iii) securities convertible into or exercisable or exchangeable for shares of capital stock or other equity securities of such Person.

(b)           The only documents pursuant to which the Company or any of its Subsidiaries have any indebtedness for borrowed money outstanding are the (i) Amended and Restated Credit Agreement, dated as of December 3, 1998, amended and restated as of May 31, 2001, and further amended by the First Amendment and Consent, dated as of May 14, 2002, among the Company, TransDigm Inc., the Lenders named therein, Credit Suisse First Boston Corporation, as Syndication Agent, and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as Administrative Agent (the “Credit Agreement”), and (ii) Indenture, dated as of December 3, 1998, as supplemented on April 23, 1999 and June 26, 2001, among TransDigm Inc., the Company, the other Guarantors named therein and State Street Bank and Trust Company, as Trustee, (the “Senior Subordinated Note Indenture”), relating to TransDigm Inc.’s 10 3/8% Senior Subordinated Notes due 2008 (the “Senior Subordinated Notes”).  The indebtedness outstanding under the Credit Agreement is prepayable in full without more than three business days’ notice and without the payment of any penalty other than customary LIBOR breakage costs (which will be included in Transaction Costs) if LIBOR loans are prepaid prior to the last day of the LIBOR interest period.  For purposes of this Section 4.3(b), indebtedness for borrowed money excludes all obligations, amounts, charges, fees and expenses arising out of or pursuant to any capital lease obligations of the Company or its Subsidiaries.

4.4 Ownership of TransDigm Inc.  TransDigm Inc. is a direct wholly-owned subsidiary of the Company.

4.5 Subsidiaries.  (a)  The authorized capital stock of each of the Company’s subsidiaries (as set forth on Schedule 4.5, collectively, the “Subsidiaries”) is set forth on Schedule 4.5.  All such issued and outstanding shares are owned directly or indirectly by the Company or a wholly-owned direct or indirect Subsidiary as set forth on Schedule 4.5, free and clear of all Liens, and have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth on Schedule 4.5, there are no (i) outstanding Equity Securities of any Subsidiary or (ii) rights, agreements, commitments, obligations or other arrangements or understandings of any kind or character regarding (A) the issuance of Equity Securities of any Subsidiary or (B) the repurchase, redemption or other acquisition, or the sale or issuance by, the Company or any Subsidiary of any Equity Securities of any Subsidiary, and no authorization therefor has been given.  The Company does not have any equity interest or investment in or any right to acquire (contingent or otherwise) any equity interest or investment in, any Person other than as set forth on Schedule 4.5.  There are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of any Equity Securities of any Subsidiary.

(b)           Each of the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, which is set forth on Schedule 4.5, and has all requisite corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased, and is duly qualified and licensed to do business, and is in good standing, as a foreign corporation in each jurisdiction where the character of such Subsidiary’s properties owned or held under lease or the nature of such Subsidiary’s activities makes such qualification necessary, except where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has delivered or made available to Buyer true, correct and complete copies of the certificate of incorporation and by-laws (or similar organizational documents) of each Subsidiary, in each case, as amended to date.

4.6 Financial Statements; SEC Filings.  (a)  The Company has delivered to Buyer copies (which copies are complete and correct) of (i) the audited balance sheets and related statements of income and cash flows of the Company and its subsidiaries (including the Subsidiaries, as applicable) on a consolidated basis for the fiscal years ended September 30, 2000, 2001 and 2002 (the “Audited Financial Statements”) and (ii) the unaudited balance sheet and related statements of income and cash flow of the Company and its Subsidiaries on a consolidated basis for the six months ended March 29, 2003 (the “Unaudited Financial Statements,” together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements present fairly in all material respects the financial condition and results of operations of the Company and its subsidiaries (including the Subsidiaries, as applicable) on a consolidated basis as of the dates and for the periods indicated.  The Audited Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States of America (“GAAP”) consistently applied throughout the periods covered thereby.  The Unaudited Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except for the absence of footnotes.

(b)           Since October 1, 2000, the Company and its subsidiaries (including the Subsidiaries, as applicable) have filed all reports, schedules, forms and other documents and materials, together with any amendments required to be filed with respect thereto, required to be filed by them with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be (collectively, the “Required SEC Reports”).  The Required SEC

Reports, including the financial statements contained therein, (i) were prepared, in all material respects, in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, including all rules and regulations promulgated by the SEC thereunder, in each case, as in effect at the time they were filed (and, in the case of a registration statement, at the time of effectiveness of such registration statement) and (ii) did not at the time they were filed (or, in the case of a registration statement, at the time of effectiveness of such registration statement or at anytime thereafter during which the Company offered the securities registered on such registration statement) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.7 Absence of Undisclosed Liabilities.  Except for liabilities or obligations reflected on or reserved against in the balance sheet contained in the Unaudited Financial Statements (the “Unaudited Balance Sheet”) or reflected in the Schedules hereto, none of the Company or any of its Subsidiaries has any liabilities or obligations (absolute or accrued, contingent or otherwise, and whether due or to become due and whether the amount thereof is readily ascertainable or not) other than (i) liabilities or obligations under Contracts (it being understood that, if required by this Merger Agreement, such Contracts are disclosed in the Schedules), (ii) liabilities and obligations incurred in the ordinary course of business since March 29, 2003 or (iii) liabilities or obligations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  None of the Company or any of its Subsidiaries is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person other than the Company or any of its wholly-owned Subsidiaries, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

4.8 Real Property; Assets.  (a)  Schedule 4.8(a) lists all material items of real property owned by the Company or its Subsidiaries (the “Owned Real Property”) or leased by the Company or its Subsidiaries (the “Leased Real Property,” and together with Owned Real Property, the “Real Property”).  The Company and its Subsidiaries have good and marketable title to the Owned Real Property listed on Schedule 4.8(a) and valid and subsisting leasehold interests in the Leased Real Property listed on Schedule 4.8(a), in each case, free and clear of all Liens, except for (i) Liens for taxes and other governmental charges and assessments, which are not yet due and payable or which are being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor, (ii) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums that are not yet due and payable, (iii) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the Real Property, in each case, which do not interfere with the ordinary conduct of the business of the Company or its Subsidiaries and do not materially detract from the value of the property to which such Lien relates, (iv) statutory Liens in favor of lessors arising in connection with any property leased to the Company or any of its Subsidiaries which do not interfere with the ordinary conduct of the business of the Company or its Subsidiaries and do not materially detract from the value of the property to which such Lien relates, and (v) Liens reflected in the Financial Statements (“Permitted Liens”).  The Real Property is used and operated (i) in conformity with all applicable leases, and (ii) in conformity with all applicable contracts, commitments, licenses, Permits and Laws (as such terms are hereinafter defined), except to the extent that the failure so to conform would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           The Company and its Subsidiaries have legal and beneficial ownership in, or a valid leasehold interest under enforceable leases with respect to, all of their respective tangible personal property and assets included in the Unaudited Balance Sheet, except for properties and assets disposed of in the ordinary course of business since the date of the Unaudited Balance Sheet, free and clear of all Liens, except for Permitted Liens.  The Company and its Subsidiaries own or have the right to use and access under enforceable leases or other agreements all of the Real Properties and the tangible personal properties and assets necessary for the conduct of their respective businesses as currently conducted.  Each such Real Property or other property or asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purpose for which it is currently used.

4.9 Contracts.  (a)  Schedule 4.9(a) lists all Contracts (as defined below) of the following types to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound as of the date hereof (other than employment-related agreements and intellectual property licenses, which are provided for in Sections 4.10 and 4.11, respectively): (i) joint venture and limited partnership agreements, (ii) mortgages, indentures, loan or credit agreements, security agreements and other Contracts (A) relating to the borrowing of money or extension of credit, (B) under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money, (C) constituting a capitalized lease obligation, (D) under which the Company or any of its Subsidiaries has granted (or may grant) a Lien on any of the assets or properties of the Company or any of its Subsidiaries or (E) under which the Company or any of its Subsidiaries has incurred any obligations for any performance bonds, payment bonds, bid bonds, surety bonds, letters of credit, guarantees or similar instruments, (iii) each material distribution, franchise, representative, license, sales, commission, consulting, agency, advertising or marketing Contract, except for such Contracts that are cancelable on not more than 30 calendar days’ notice by the Company or its Subsidiaries, as the case may be, without the payment of any termination fee or the incurrence of any penalty or increased cost under such Contract, (iv) each Contract that involves the performance of services or the delivery, sale or purchase of goods or materials by or to the Company or any of its Subsidiaries of an amount or value involving in excess of $250,000 per year, (v) other Contracts and commitments which are not cancelable by the Company or any of its Subsidiaries on notice of 60 calendar days or less and which require payment by the Company after the date hereof of more than $250,000, (vi) each lease, rental or occupancy agreement, license, installment and conditional sales agreement, and each other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (except leases and installment and conditional sales Contracts having a value per item or aggregate payments of less than $75,000 per year), (vii) each Contract containing covenants that in any way purport to restrict the business activity of the Company or its Subsidiaries or that limit the freedom of the Company or any of its Subsidiaries or any officer or director to engage in any line of business or to compete with any Person, (viii) each Contract pursuant to which the Company or any Subsidiary anticipates incurring capital expenditures in excess of $250,000 per year, (ix) each Contract (including, without limitation, a sub-Contract) with the United States, state or local government or any agency or department thereof involving in excess of $250,000 per year (collectively, “Government Contracts”), (x) each guaranty of, or agreement to become liable for, any obligations of another Person, (xi) each Contract regulating or controlling or otherwise affecting the voting or disposition of any capital stock or other proprietary interest of the Company or any Subsidiary and any shareholder agreement or agreement relating to the issuance of any securities of the Company or any Subsidiary or the granting of any registration rights with respect thereto, (xii) each Contract pursuant to which the Company or any Subsidiary leases any of the Leased Real Property, (xiii) any other material Contract not made in the ordinary course of business of the Company or any Subsidiary and (xiv) each amendment, supplement, and modification in respect of any of the foregoing Contracts; provided, however, that Schedule 4.9(a) does not include purchase orders from non-governmental customers (the Contracts enumerated in the foregoing clauses (i)-(xiv) are hereinafter referred to as the “Material Contracts”).  The Company has furnished or made available to Buyer true and correct copies of all of the Contracts listed on Schedule 4.9(a) together with all amendments, supplements and modifications thereto.

(b)           With respect to all Government Contracts, there are no pending, and to the knowledge of the Company, there are no contemplated or threatened (i) civil fraud or criminal investigations by any government investigative agency, (ii) suspension or debarment proceedings (or equivalent proceedings) against the Company or any of its Subsidiaries, (iii) requests by the government for a contract price adjustment based on a claim disallowance by the Defense Contract Audit Agency or similar agency, or claim of defective pricing in excess of $100,000 individually or $500,000 in the aggregate, (iv) disputes between the Company or any of its Subsidiaries and the government which have resulted in a government contracting officer’s final decision where the amount in controversy exceeds or would reasonably be expected to exceed $100,000 individually or $500,000 in the aggregate, or (v) claims or equitable adjustments by the Company or any of its Subsidiaries against the government or any third party in excess of $100,000 individually or $500,000 in the aggregate.  With respect to any Government Contract which expired, or was terminated, or for which final payment was made within three years prior to the date hereof, to the knowledge of the Company, there are no requests by the United States, state or local government or any agency or department thereof for a contract price adjustment based upon a claim of defective pricing in excess of $100,000.

(c)           Each Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect and, to the knowledge of the Company, is a valid and binding agreement of each other party thereto.  Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any other Person party thereto, is in default under any of the Material Contracts, and no event has occurred, or, to the knowledge of the Company, is alleged to have occurred, which constitutes or with lapse of time or giving of notice or both, would constitute a default under any Material Contract, except, in each case, for such defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Material Contract will, as a result of the consummation of the transactions contemplated hereby, including without limitation, the Merger, cease to be, a valid, binding and enforceable Contract of each party thereto, enforceable in all material respects against each such party in accordance with its terms.

(d)           For the purposes of this Merger Agreement the term “Contract” shall mean any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, purchase and sales order and other executory commitment, whether oral or written, express or implied, (i) to which the Company or any of its Subsidiaries is a party or (ii) by which the Company, any of its Subsidiaries or any of their respective assets are bound or affected.

4.10 Employee Benefits; Employment Agreements; Labor.  (a)

(i)            Each employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) which is currently providing compensation or benefits to any employee of the Company or any of its Subsidiaries and which is currently maintained or contributed to by the Company or any of its Subsidiaries (each, a “Plan”) complies in all material respects with the requirements of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”).

(ii)           No Plan that is subject to Section 302 of ERISA or Section 412 of the Code has incurred any material “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, and no material liability (other than for annual premiums) to the Pension Benefit Guaranty Corporation has been incurred by the Company or any of its Subsidiaries with respect to any such Plan.

(iii)          None of the Company nor any of its Subsidiaries has withdrawn at any time within the preceding six years from any multiemployer plan, as defined in Section 3(37) of ERISA, and incurred any material withdrawal liability which remains unsatisfied.

(iv)          To the knowledge of the Company, none of the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that would reasonably be expected to subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(v)           There is no material claim pending or, to the Company’s knowledge, threatened by or on behalf of any of the Plans or by any employee involving any such Plan (other than routine claims for benefits).

(vi)          All contributions required to have been made by the Company or any of its Subsidiaries to any Plan under the terms of any such Plan or pursuant to any applicable Collective Bargaining Agreement (as defined below) or applicable law (including, without limitation, ERISA and the Code) have been timely made in all material respects.

(vii)         True and complete copies of each Plan have been made available by the Company to Buyer.

(viii)        None of the Company nor any of its Subsidiaries has incurred any material liability pursuant to Title IV of ERISA as a result of any of them being treated as a single employer, within the meaning of Section 414(b) or 414(c) of the Code, with any other trade or business other than the Company or any of its Subsidiaries.

(ix)           Each Plan intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS.

(x)            None of the Company or any of its Subsidiaries is a party to any agreement or arrangement that could reasonably be expected to result, separately or in the aggregate, in the actual or deemed payment (including any payment made pursuant to Section 3.1(c) herein) by the Company or any of its Subsidiaries of any “excess parachute payments” within the meaning of Section 280G of the Code.

(xi)           None of the Company or any of its Subsidiaries or any Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company or any of its Subsidiaries pursuant to, any retiree medical benefit plan.

(b)           Schedule 4.10(b) sets forth a list of (i) each written employment and consulting agreement (including each written severance and retention agreement) to which the Company or any of its Subsidiaries is a party other than those which may be terminated by the Company or any of its Subsidiaries without any liability upon less than 30 days’ notice by the Company or any of its Subsidiaries and (ii) each Plan and each other written profit sharing, pension, retirement, bonus, incentive compensation, stock option, deferred compensation, health, life insurance, disability and other written material employee benefit plan, agreement, contract or commitment, in each case providing compensation or benefits to any employees of the Company or any of its Subsidiaries and which is maintained or contributed to by the Company or any of its Subsidiaries.

(c)           Schedule 4.10(c) sets forth a list of each collective bargaining agreement to which the Company or any of its Subsidiaries is a party (each, a “Collective Bargaining Agreement”). There is no strike, slowdown, picketing, work stoppage or concerted refusal to work overtime with respect to any employees employed by any of the Company or any of its Subsidiaries, and  there is no material labor dispute currently subject to any grievance procedure, arbitration or litigation or, to the knowledge of the Company, threatened with respect to any employees employed by the Company or any of its Subsidiaries.

4.11 Intellectual Property.  Schedule 4.11 lists all material copyright registrations, and all material trademarks, service marks, patents, domain names and any and all registrations thereof and applications therefor, owned by the Company or any of its Subsidiaries (the “Intellectual Property”).  The Company and its Subsidiaries own the Intellectual Property free and clear of all Liens, except for Permitted Liens.  Neither the Company nor any of its Subsidiaries has received any notice of any claim that it is infringing the intellectual property rights of any third party, and the Company has no knowledge of any infringement by any Person of the Intellectual Property.  The Intellectual Property and the Licenses (as defined below) constitute all Intellectual Property and Licenses necessary to conduct the Company’s and its Subsidiaries’ businesses as such businesses are being conducted on the date hereof.  Schedule 4.11 sets forth a complete and correct list, as of the date hereof, of all material written licenses to which the Company or any of its Subsidiaries is a party, pursuant to which (a) the Company or such Subsidiary permits any Person to use any of the Intellectual Property, or (b) any Person permits the Company or such Subsidiary to use any trademarks, service marks, trade names, copyrights or patents not owned by the Company or any of its Subsidiaries (the “Licenses”).  The Company has furnished or made available to Buyer complete and correct copies of the Licenses, including any amendments or supplements thereto.  Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any other party thereto, is in default under any License, and each License is in full force and effect as to the Company or any of its Subsidiaries party thereto, and to the Company’s knowledge, as to each other party thereto, except for such defaults and failures to be so in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.12 Governmental Authorizations; Compliance with Law.  (a)  The Company and its Subsidiaries hold all licenses, permits, franchises and other governmental and regulatory authorizations material to the business of the Company and its Subsidiaries as presently conducted (collectively, the “Permits”), including, without, limitation, all Permits required by the Federal Aviation Administration and the Joint Aviation Authorities.  All such Permits have been duly obtained and are valid and in full force and effect.  There is no pending or, to the knowledge of the Company, threatened, judicial or administrative proceeding to revoke, terminate, cancel, suspend or otherwise declare any such Permit invalid. The Company and its Subsidiaries have not violated any such Permits in any material respect. Neither the Company nor any of its Subsidiaries has received any written notice to the effect that, or otherwise has any knowledge that (i) the Company and its Subsidiaries are not currently in compliance with, or are in violation of, any such Permits in any material respect or (ii) subject to obtaining the consents set forth in Schedule 4.2(b), any currently existing circumstances are likely to result in a failure of the Company and its Subsidiaries to comply with, or result in the Company or any Subsidiary being in violation of, any such Permits in any material respect.  The consummation of the transactions contemplated by this Merger Agreement, including without limitation, the Merger, will not result in the termination, cancellation, suspension or violation of any Permit.

(b)           Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company and its Subsidiaries have not violated and are in compliance with (i) all applicable laws, statutes, ordinances, regulations, rules and orders of every federal, state, local or foreign government and every federal, state, local or foreign court or other governmental or regulatory agency, department, authority, body or instrumentality and (ii) any judgment, decision, decree, requirement or order of any court or governmental or regulatory agency, department, authority, body or instrumentality (collectively, “Laws”), relating to the assets, business or operations of the Company or its Subsidiaries.  None of the Company or any of its Subsidiaries has received any notice of any failure to comply with, or any notice indicating that any such entity is in violation of, any applicable Law and, to the Company’s knowledge, there currently are no existing circumstances likely to result in a failure of the Company or any Subsidiary to comply with, or to result in a violation by the Company or any Subsidiary of, any Laws, except, in each case, to the extent that any such violation or failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           Notwithstanding the foregoing, Sections 4.12(a) and (b) do not relate to employee benefits matters which are instead the subject of Section 4.10, tax matters which are instead the subject of Section 4.14 or environmental matters which are instead the subject of Section 4.17.

4.13 Litigation.  There are no judicial, regulatory, administrative or other actions, suits, proceedings, orders, investigations or claims pending or, to the knowledge of the Company, threatened, which (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (ii) assert criminal liability against the Company or any of its Subsidiaries, or (iii) question the validity of this Merger Agreement or any action taken or to be taken by the Company or any of its Subsidiaries in connection herewith.  There are no orders, judgments or decrees of any court or governmental authority, which apply to the Company or any of its Subsidiaries or any of their properties or assets that have a materially adverse effect on such properties or assets or the operation of their respective businesses.

4.14 Tax Matters.  (a)  Definitions.  For purposes of this Merger Agreement, the following capitalized terms shall have the following meanings.  “IRS”: the Internal Revenue Service.  “Tax”: any federal, state, provincial, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, assessment or other governmental charge.  “Tax Return”: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof that relates to the Company or any of its Subsidiaries.  “Treasury Regulations”: the regulations prescribed under the Code.

(b)           Filing of Returns and Payment of Taxes.  All material Tax Returns required to be filed on or before the Closing Date have (or by the Closing Date will have) been duly filed on a timely basis or the time for filing such Tax Returns shall have been validly extended to a date after the Closing Date.  Except as reflected or reserved against in the Financial Statements, all material Taxes due and payable have been duly paid on a timely basis.  All material Taxes required to be withheld and paid by the Company or its Subsidiaries have been duly paid on a timely basis to the proper governmental authority or properly set aside in accounts for such purpose.  The reserve for Taxes set forth on the balance sheet of the Company as of September 30, 2002, is adequate for the payment of all material Taxes through the date thereof and no material Taxes have been incurred after September 30, 2002, which were not incurred in the ordinary course of business.  There are no Liens for Taxes upon the assets of the Company and its Subsidiaries other than Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings.  The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable  period (or portion thereof) ending after the Closing Date as a result of any (x) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (y) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), entered into on or prior to the

Closing Date, or (z) any ruling received from the IRS.  The Company has not filed a consent to the application of Section 341(f) of the Code.

(c)           Extensions, etc.  No written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes that is still in effect, and no power of attorney with respect to any such Taxes that is still in effect, has been executed or filed with the IRS or any other taxing authority.

(d)           Tax Filing Groups; Income Tax Jurisdictions.  Except for the group of which the Company is presently the common parent, neither the Company nor any of its Subsidiaries is or has been at any time a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes. Neither the Company nor any of its Subsidiaries has been liable for Taxes of any other Person (other than the Company and its Subsidiaries) or entity as a transferee or successor, by contract, by law or otherwise since October 1, 1998.  Set forth in Schedule 4.14(d) are all countries, states, provinces, cities or other jurisdictions in which the Company and its Subsidiaries currently file or have filed within the last year an Income Tax Return.

(e)           Copies of Returns; Audits; etc.  The Company has (or by the Closing Date will have) made available to Buyer complete and accurate copies of all Tax Returns with respect to all periods beginning on or after October 1, 1998 that have been filed or will be required to be filed (after giving effect to all valid extensions of time for filing) on or before the Closing Date.  No material Taxes have been asserted in writing by any governmental authority since October 1, 1998 to be due. No revenue agent’s report or written assessment for Taxes has been issued to the Company or any of its Subsidiaries by any governmental authority in the course of any audit that has been completed since October 1, 1998 with respect to material Taxes. No material issue has been raised by any governmental authority in the course of any audit that has not been completed with respect to material Taxes, which issue has been raised in a writing that has been received by the Company.  No Tax Return is currently under audit by any taxing authority. Neither the IRS nor any other taxing authority is now asserting in writing against the Company or any of its subsidiaries any material deficiency or claim for additional Taxes or any material adjustment of Taxes.

(f)            Tax Sharing Agreements.  Neither the Company nor any of its Subsidiaries is a party to or bound by or has any obligation under any written Tax sharing agreement or arrangement and any such agreement or arrangement set forth on a schedule to this Merger Agreement will be terminated prior to the Effective Time.

4.15 Absence of Changes.  Since March 29, 2003, (1) the Company and its Subsidiaries have conducted their business in the ordinary course, in substantially the same manner in which it has been previously conducted, (2) there has been no Material Adverse Effect, except for any Material Adverse Effect arising from a change in general economic, financial, industry or market conditions (provided any such change in general economic, financial, industry or market conditions shall be considered for purposes of determining whether a Material Adverse Effect has occurred to the extent such change had a materially adverse disproportionate effect on the Company and its Subsidiaries when compared to other Persons similarly situated in the respective industries in which the Company and its Subsidiaries operate) and none of the Company or any of its Subsidiaries has:

(i)            (A) issued or sold, or entered into any agreement obligating it to issue or sell or (B) declared, set aside for payment or paid dividends or distributions in respect of, or (C) directly or indirectly redeemed, purchased or otherwise acquired or retired or split, combined or otherwise adjusted, any Equity Securities (other than the issuance of shares of Voting Common Stock upon the exercise of Options and the payment of dividends or other distributions by a Subsidiary to the Company or another wholly-owned Subsidiary);

(ii)           (A) except, in each case, pursuant to the Credit Agreement, incurred any indebtedness for borrowed money or entered into any guaranty, or incurred any obligations for any performance bonds, payment bonds, bid bonds, surety bonds, letters of credit, guarantees or other similar instruments or (B) through the date of this Merger Agreement, incurred any other material liabilities (whether absolute, accrued, contingent or otherwise);

(iii)          mortgaged, pledged or subjected to any Lien any of its properties or assets, except for Permitted Liens and other Liens incurred in the ordinary course of business that in any event do not materially detract from the value or utility of the property or asset subject thereto;

(iv)          except as required by GAAP, made any material change in its accounting principles or the methods by which such principles are applied for financial reporting purposes;

(v)           (A) increased the compensation of any officer or other key management employee, (B) adopted or amended the terms of any employee benefit plan maintained by the Company or any of its Subsidiaries in a manner that is reasonably expected to increase the costs to the Company or such Subsidiary in maintaining such plan by a material amount, (C) except as will be included in the Transaction Costs and otherwise disclosed in writing to Buyer, granted, made or accrued any loan, bonus, fees, incentive compensation, service award or other like benefit, to or for the benefit of any director, employee or consultant, except pursuant to the Plans described on Schedule 4.10(b) or pursuant to the Company’s annual bonus plan in the ordinary course of business, (D) entered into any employment, severance or material consulting agreement or other material compensation agreement or caused or suffered any cancellation or material amendment thereof (except with respect to any employee at will without a written agreement and except for entering into, canceling or amending sales representative agreements in the ordinary course of business), (E) except as will be included in the Transaction Costs and otherwise disclosed in writing to Buyer, entered into any new bonus or incentive agreement or any other agreement providing for a payment in connection with a direct or indirect change of control of the Company or any Subsidiary, (F) laid off or otherwise terminated any of its employees other than in the ordinary course of business consistent with past practice or otherwise lost the employment, services or benefits of any officer or key employee or otherwise had a material dispute with any labor union or (G) with respect to any stockholder or any other Affiliate of the Company or any Subsidiary, granted, made or accorded any payment or distribution or other like benefit, or otherwise transferred assets or entered into any agreement, arrangement or transaction with any such stockholder or other Affiliate, including, but not limited to, any payment of principal of or interest on any debt owed to any stockholder or Affiliate or any payment or other distribution to any such stockholder or other Affiliate as a management, advisory or similar fee;

(vi)          disposed or agreed to lease, assign, transfer or dispose of any material properties or material assets (tangible or intangible, including Intellectual Property), other than the sale of inventory in the ordinary course of business;

(vii)         waived, released, cancelled or forgiven any debts, claims or rights (or series of debts, claims or rights) involving, individually or in the aggregate, consideration in excess of $250,000;

(viii)        cancelled or terminated, or amended, modified or waived in any material respect the terms of, any Material Contract, except in the ordinary course of business consistent with past practices;

(ix)           (A) acquired (by merger, consolidation, acquisition of stock, other securities or assets or otherwise), (B) made a capital investment in, (C) made a loan advance or agreement to loan or advance to, (D) entered into any joint venture, partnership or other similar arrangement for the conduct of business with, or (E) guaranteed any indebtedness for borrowed money of, any Person or any portion of the assets of any Person that constitutes a division or operating unit of such Person;

(x)            through the date of this Merger Agreement, suffered any theft, damage, destruction or casualty loss affecting its business or any of their respective assets in excess of $250,000 in any single instance or $500,000 in the aggregate, whether or not covered by insurance;

(xi)           paid, discharged, cancelled, compromised or satisfied any material liability other than any such payment, discharge, cancellation, compromise or satisfaction made in the ordinary course of business;

(xii)          commenced or settled any material legal, administrative or arbitral proceeding;

(xiii)         changed or amended its certificate of incorporation or bylaws (or similar organizational documents);

(xiv)        made any capital expenditures or commitments therefor other than in the ordinary course of business consistent with past practices and other than costs related to the relocation of the CT Property (as hereinafter defined) to Waco, Texas;

(xv)         committed to or entered into any Contract to do the foregoing; or

(xvi)        entered into any agreement outside the ordinary course of business.

4.16 Insurance.  Schedule 4.16 sets forth a complete and correct list, as of the date hereof, of the policies of insurance, including title insurance policies, currently maintained by the Company and its Subsidiaries, and the Company has delivered or made available to Buyer true and correct copies of all such insurance policies.  Such policies are in full force and effect.  All premiums due with respect to all periods to and including the Closing Date have either been paid or adequate provision for the payment by the Company thereof has been made and the Company and its Subsidiaries have complied, in all material respects, with the provisions of all such policies.  Neither the Company nor any of its Subsidiaries has received any written notice of  any material increase of the premiums with respect to, or cancellation or non-renewal of, any  such insurance policies.  To the Company’s knowledge, there are no material claims by the Company or any of its Subsidiaries under any of such policies relating to the business, assets or properties of the Company or its Subsidiaries as to which any insurance company is denying liability or defending under a reservation of rights or similar clause.

4.17 Environmental Matters.  (a)  Definitions.  For purposes of this Section 4.17, the following capitalized terms shall have the following meanings:  (i) “Environmental Law”:  any foreign, federal, state, or local law, statute, rule, regulation, order or other requirement of law relating to (A) the manufacture, transport, use, emission, treatment, storage, disposal, release or threatened release of pollutants, contaminants, chemicals, industrial materials or wastes, or (B) the protection of human health or the environment (including, without limitation, natural resources, air, and surface or subsurface land or waters); (ii) “Hazardous Substance”: any pollutant, contaminant, chemical, waste, or any other carcinogenic, toxic or hazardous substances or materials, including but not limited to asbestos or asbestos containing material, petroleum, including crude oil and any fractions thereof, or other wastes, chemicals, substances or materials subject to regulation or remediation under any Environmental Law; (iii) “Asbestos” includes chrysotile, amosite, crocidolite; tremolite asbestos, anthophyllite asbestos, actinolite asbestos, asbestos winchite, asbestos richterite, and any of these minerals that have been chemically treated and/or altered and any asbestiform variety, type or component thereof and any asbestos-containing material; and (iv) “Asbestos-containing material” means any material containing asbestos, including, without limitation, any asbestos-containing products, automotive or industrial parts or components, equipment, improvements to real property and any other material that contains asbestos in any chemical or physical form.

(b)           Environmental Compliance and Conditions.

(i)            Each of the Company and its Subsidiaries is in material compliance with all applicable Environmental Laws.

(ii)           The Company and its Subsidiaries have obtained, and are in material compliance with, all permits and authorizations required under applicable Environmental Laws.

(iii)          There are and have been no material releases or, to the Company’s knowledge, threatened releases of Hazardous Substances at, on, or into any real property currently owned or leased by the Company or its Subsidiaries.  To the Company’s knowledge, there are and have been no material releases or threatened releases of Hazardous Substances at, on, or into any real property formerly owned or leased, by the Company or its

Subsidiaries that could result in a material liability, expense or obligation of the Company or its Subsidiaries under any Environmental Law.

(iv)          None of the Company and its Subsidiaries is a party, whether as a direct signatory or as successor, assign or third-party beneficiary, or, to the Company’s knowledge, otherwise bound, to any Contract under which the Company or its Subsidiaries are obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning compliance with Environmental Laws.

(v)           Neither the Company nor any of its Subsidiaries has received from any governmental authority or other party any written notice of violation or alleged violation of, non-compliance with, liability or potential liability under Environmental Laws except for any such notice that has been fully and finally adjudicated, withdrawn, settled or otherwise resolved and no longer poses a material threat of liability, expense or obligation to the Company and its Subsidiaries.

(vi)          No judicial proceeding or governmental or administrative action is pending or, to the Company’s knowledge, threatened, under any Environmental Law pursuant to which the Company or any of its Subsidiaries is or is reasonably expected to be named as a party.

(vii)         Neither the Company nor any of its Subsidiaries has entered into any agreement with any party or is subject to any order or decree from any governmental authority pursuant to which the Company or any of its Subsidiaries has assumed responsibility for the remediation of any condition resulting from the release, treatment, storage or disposal of Hazardous Substances, except for any such agreement, order or decree that has been fully satisfied, discharged, or otherwise terminated and no longer poses a material threat of liability, expense or obligation to the Company and its Subsidiaries.

(viii)        To the Company’s knowledge, there is no currently existing fact, condition, or circumstance that would reasonably be expected to prevent the Company and its Subsidiaries from operating their facilities (as presently constructed and operated) in compliance with existing Environmental Laws provided that the facilities are maintained in conformance with reasonable and prudent industrial practices.

(c)           Certain Environmental Information.  The Company and its Subsidiaries have provided or made available to Buyer or its representatives copies of all (i) material Permits held by the Company or the Subsidiaries pursuant to any Environmental Law, (ii) material notices, demands, claims or actions against the Company or the Subsidiaries pursuant to any Environmental Law and (iii) material reports and documentation within the Company’s possession or control related to all investigations, audits or assessments of environmental conditions at any Real Property or the Company’s or any Subsidiary’s compliance with Environmental Law.

(d)           Asbestos.  To the knowledge of the Company, there are no Asbestos-containing materials at any of the Real Properties other than those that are non-friable,

managed in compliance with all applicable Environmental Laws, and present in insignificant quantities.  There is no pending or, to the Company’s knowledge, threatened claim, contingent or accrued, against the Company or any of its Subsidiaries involving, relating to, or arising out of Asbestos or any Asbestos-containing material or the exposure to or release thereof including, without limitation, any and all claims by any Person (including, without limitation, any current or former employee, contractor, subcontractor or customer, or any other third party or governmental entity) for personal injury, loss of consortium, wrongful death, emotional distress, property damage, economic loss, costs of investigation, sampling, removal, remediation, abatement or post-closure care, other equitable or legal damages or injunctive relief (whether based on theories of common law or statutory liability, strict liability, negligence or otherwise).

4.18 Banking and Agency Arrangements.  Schedule 4.18 sets forth a list of:

(a)           each bank, savings and loan or similar financial institution in which either the Company or any of its Subsidiaries has an account or safe deposit box or other custodial arrangement and the numbers of such accounts or safe deposit boxes maintained by the Company and its Subsidiaries; and

(b)           the names of all persons authorized to draw on each such account or to have access to any such safe deposit box facility.

4.19 Qualification.  (a)  All products sold by the Company and its Subsidiaries pursuant to qualification requirements established by the Company’s and its Subsidiaries’ customers were produced in a manner consistent with such qualification requirements except for individual defective products produced in the ordinary course of business, or where the failure to do so, individually or in the aggregate, would not have a Material Adverse Effect.  The Company held all necessary qualifications for its products from its customers pursuant to which sales were made to such customers.  Neither the Company nor any Subsidiary has received notification that any qualifications for the Company’s or such Subsidiary’s products as established by the Company’s or such Subsidiary’s customers have been revoked or terminated as a result of the failure of products manufactured by the Company or the Subsidiary to meet the specifications required by such qualifications, and to the knowledge of the Company, no such revocation or termination is threatened or contemplated.

(b)           The Company and its Subsidiaries hold such security clearances as are required to perform their respective obligations under any Government Contract.  There are no facts or circumstances known to the Company that could result in the suspension or termination of such clearances, or that could render the Company or its Subsidiaries ineligible for such security clearances in the future.  All security measures required by the Department of Defense Industrial Security Manual have been implemented in all material respects.

4.20 Products Liability.  There are not presently pending or, to the knowledge of the Company, threatened, civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship including, without limitation, any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company or any Subsidiary that would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Schedule 4.20 sets forth a true and complete list of (i) all matters referred to in the preceding sentence, if any, and (ii) all material product recalls or material written post-sales warnings involving a product line of the Company or a Subsidiary, as opposed to warranty claims in the ordinary course of business (“Recalls”) and any pending investigations being conducted by the Company, any Subsidiary or, to the Company’s knowledge, by any other Person or governmental or regulatory agency concerning a Recall relating to any product manufactured, distributed or sold by or on behalf of the Company or any Subsidiary.  The Financial Statements contain as of their respective dates, adequate and sufficient reserves for product warranty related expenses and product returns.

4.21 Customers and Suppliers.  Schedule 4.21 sets forth a true and correct list of (a) the 10 largest customers of the Company and its Subsidiaries on a consolidated basis in terms of gross sales during the fiscal year ended September 30, 2002 and (b) the 10 largest suppliers of the Company and its Subsidiaries on a consolidated basis in terms of gross purchases during the fiscal year ended September 30, 2002.  There are no ongoing discussions or negotiations with any of the customers or suppliers involving or in respect of any price increases in any of the Company’s or any Subsidiary’s inputs or price decreases in any of the Company’s or any Subsidiary’s outputs, in either case, the net effect of which could reasonably be expected to have a material negative impact on the Company’s or such Subsidiary’s gross profit.  Since March 29, 2003, there has not been any termination of, or adverse modification, amendment or change to, any business relationship maintained by the Company or any Subsidiary with any customer or supplier named in Schedule 4.21, and no such customer or supplier has provided the Company or any Subsidiary with notice of an intent to terminate or make an adverse modification, amendment or change to its business relationship with the Company or any Subsidiary, as the case may be.  As of the date of this Merger Agreement, no customer or supplier named in Schedule 4.21 has given the Company or any Subsidiary written notice that it is subject to any bankruptcy, insolvency or similar proceeding.

4.22 Prohibited Payments.  The Company and its Subsidiaries have not, directly or indirectly, (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Company and its Subsidiaries for any reason, (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Persons, to any candidate for federal, state, local or foreign public office or (iv) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of the Company or its Subsidiaries, which the Company or its Subsidiaries knows or has reason to believe to have been illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction.

4.23 Affiliate Transactions.  Neither the Company nor any Subsidiary is a party to any agreement or other arrangement with any of the directors, officers or stockholders of the Company or any Subsidiary or any Affiliate or family member of any of the foregoing under which they:  (i) lease any real or personal property (either to or from such Person), (ii) license intellectual property other proprietary right (either to or from such Person), (iii) are obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (iv) purchase products or services from such Person, (v) pay or receive commissions, rebates or other payments or (vi) provide or receive any other material benefit, other than, in the case of clauses (iv), (v) and (vi) immediately above, in their capacity as an officer or director of the Company or any Subsidiary.

4.24 Brokers.  All introductions and negotiations relating to this Merger Agreement and the transactions contemplated hereby have been carried out without an agreement or arrangement with any Person acting on behalf of the Company or any Subsidiary so as to give rise to any valid claim against the Company or any Subsidiary for any brokerage, agent’s or finder’s commission, fee or similar compensation, except for the parties named on Schedule 4.24, whose fees and expenses in respect hereof shall be paid by the Company.  The Company has heretofore furnished to Buyer true and complete information, including any written agreements, concerning the financial arrangements between the Company and those Persons whose names are set forth on Schedule 4.24 pursuant to which such Persons would be entitled to any payment as a result of the transactions contemplated hereunder.

5. Representations and Warranties of Buyer.  Buyer represents and warrants to the Company as follows:

5.1 Corporate Status and Authority.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to execute and deliver this Merger Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and to conduct its business and to own, use or lease its properties and assets as now conducted, owned, used or leased.  As of the date hereof, Buyer is a wholly owned subsidiary of Warburg Pincus Private Equity VIII, L.P.  Buyer is duly qualified and licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, impair its ability to fulfill its obligations hereunder.  The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized and approved by the board of directors of Buyer and by the unanimous written consent of the holders of Buyer’s capital stock, and no other corporate or stockholder proceedings on the part of Buyer  are necessary to authorize or approve this Merger Agreement or to consummate the transactions contemplated hereby.  This Merger Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

5.2 No Conflicts; Consents and Approvals, etc.  (a)  Except as set forth in Schedule 5.2(b), the execution and delivery of this Merger Agreement by Buyer, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not result in (i) any conflict with or violation of the certificate of incorporation or by-laws of Buyer, (ii) any breach or violation of or default under (A) any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization applicable to Buyer or by which any of its properties or assets are bound or (B) any Contract to which Buyer is a party or by which any of its properties or assets are bound, or (iii) the creation or imposition of any Lien, except, in the case of subsections (ii) and (iii) above for such breaches, violations,  defaults and Liens which would not, individually or in the aggregate, reasonably be expected to impair the ability of Buyer to fulfill its obligations hereunder.

(b)           No consent, approval or authorization of, filing with, or action by or notification to, any Person or governmental authority is required on the part of Buyer in connection with the execution and delivery of this Merger Agreement or the consummation of the transactions contemplated hereby, except (i) filings required with respect to the HSR Act, (ii) the filing of the Certificate of Merger pursuant to the DGCL and (iii) those which may be required by the Governmental Contracts to which the Company or any Subsidiary is a party or the governmental permits and authorizations held by the Company or any Subsidiary.

5.3 Capitalization.   As of the date of this Merger Agreement, Buyer has an authorized capital stock of 900,000 shares of common stock, par value $0.01 per share, of which 100 shares have been duly authorized and validly issued and are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right or the certificate of incorporation or by-laws of Buyer or any Contract to which Buyer is a party or by which any of its properties or assets are bound.  Except as set forth in the immediately preceding sentence, there are no (i) outstanding Equity Securities of Buyer or (ii) rights, agreements, commitments, obligations or other arrangements or understandings of any kind or character regarding (A) the issuance of Equity Securities of Buyer or (B) the repurchase, redemption or other acquisition, or the sale or issuance by Buyer of any Equity Securities of Buyer, and no authorization therefor has been given.

5.4 Financial Ability to Perform.  Buyer has delivered to the Company complete and correct executed copies of the documents listed on Schedule 5.4 and all other letters, agreements and other documents (collectively, the “Debt Financing Documents”) issued to Buyer or to which Buyer is a party in connection with the debt financing of the transactions contemplated hereby (the “Financing”).  Buyer has delivered to the Company a complete and correct executed copy of a firm commitment from Warburg Pincus Private Equity VIII, L.P. issued in connection with the equity investment in the transactions contemplated hereby (the “Equity Investment”).  Assuming satisfaction of all applicable conditions set forth in the Debt Financing Documents and full funding thereunder of all amounts available under the terms of the Debt Financing Documents, at the Closing Date, Buyer shall be capitalized with the Equity Investment, which, together with the proceeds from the Financing, will provide sufficient funds to consummate the transactions contemplated hereby.

5.5 Litigation.  There are no judicial, regulatory, administrative or other actions, suits, proceedings, investigations or claims pending or, to the knowledge of Buyer, threatened, which (i) individually or in the aggregate, would reasonably be expected to impair the ability of Buyer to fulfill its obligations hereunder, or (ii) question the validity of this Merger Agreement or any action taken or to be taken by Buyer in connection herewith.

5.6 Brokers.  All introductions and negotiations relating to this Merger Agreement and the transactions contemplated hereby have been carried out without an agreement or arrangement with any Person acting on behalf of Buyer so as to give rise to any valid claim against the Company or any of its Affiliates for any brokerage, agent’s or finder’s commission, fee or similar compensation.

5.7 No Business Activities.  Buyer is not a party to any material agreement and has not conducted any activities other than in connection with its organization, the negotiation and execution of this Merger Agreement, the other documents referenced herein to which it is a party, the Debt Financing Documents, the documents relating to the Equity Investment and the consummation of the transactions contemplated hereby.  Buyer does not own, directly or indirectly, any capital stock or other ownership interest in any Person and Buyer has no subsidiaries.

5.8 Foreign Persons.  No Foreign Person owns or controls interests in Buyer, except to the extent that such ownership or control would not materially and adversely affect the ability of the Company to obtain any Approvals referred to in Section 7.4.8 and 7.4.9.  For purposes of the foregoing, “Foreign Person” shall mean (i) any foreign government, agency of a foreign government, or representative of a foreign  government, (ii) any form of business enterprise or legal entity organized, chartered or incorporated under the laws of any country other than the United States or its possessions and trust territories, (iii) any individual who is not a citizen or national of the United States, and (iv) any Person owned or controlled by any of the foregoing in clauses (i), (ii) and (iii).

6. Additional Agreements.

6.1 Conduct of Business Pending the Merger.  From the date hereof until the Closing Date, other than (i) as expressly contemplated by this Merger Agreement or reflected in the Schedules hereto, or (ii) as otherwise consented to by Buyer in writing, such consent not to be unreasonably withheld or delayed, the Company shall, and shall cause its Subsidiaries to,  conduct their business in the ordinary course in substantially the same manner in which it previously has been conducted and the Company shall not, and shall not cause or permit its Subsidiaries to, take any action that if taken on or before the date hereof would have caused a breach of Section 4.15(i) through (xvi).

6.2 Satisfaction of Closing Conditions.  (a)  The parties shall use their commercially reasonable efforts to take all action necessary and appropriate to bring about the satisfaction as soon as possible of all the conditions contained in Section 7.  Without limiting the generality of the foregoing, the parties shall apply for and diligently prosecute all applications for, and shall use their commercially reasonable best efforts promptly to obtain, such consents, authorizations and approvals from such Persons and governmental authorities as shall be necessary to permit the consummation of the transactions contemplated by this Merger Agreement, including, without limitation, making the requisite filings pursuant to the HSR Act; provided, however, that nothing contained herein shall require any of the parties hereto, or any of their Affiliates, to make arrangements for, or to otherwise effect, the cessation, sale or other disposition of, particular assets or categories of assets or businesses.  Subject to the foregoing, each party will refrain from taking any action which would cause, and shall use its commercially reasonable efforts to take any action necessary to prevent, any of the representations and warranties made by it in this Merger Agreement not to be true and correct in all material respects at and as of the Closing Date with the same force and effect as then made (except with respect to representation and warranties which are made as of a specific date), subject only to exceptions permitted or expressly contemplated by this Merger Agreement.  The parties hereto further covenant and agree, with respect to any threatened or pending judgment, order, injunction, decree or decision of any governmental authority that will adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use all commercially reasonable efforts to prevent the entry or promulgation thereof and to defend and cooperate with each other party hereto in the defending of any legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties challenging the transactions contemplated hereby, it being understood that such efforts shall not include any requirement of the parties hereto to expend material sums of money or grant any material financial or other accommodation.

(b)           Buyer agrees to use commercially reasonable efforts to obtain the Financing as soon as possible on the terms set forth in the Debt Financing Documents.  The Company agrees to provide, and will cause its Subsidiaries and their respective officers, directors, agents, employees, financial advisors, counsel, accountants and other representatives and Affiliates (collectively the foregoing Persons are hereinafter referred to as the “Company Representatives”) to provide, all cooperation reasonably requested in connection with the arrangement of such Financing, including without limitation, participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters and comfort letters of accountants and such other certificates or documents as Buyer may reasonably request from time to time.

6.3 Necessary Actions.  Buyer shall, and shall cause the Surviving Corporation to, and the Company shall, and the Company shall cause its Subsidiaries to, take each action required to be taken by such parties in connection with the consummation of the transactions contemplated hereby pursuant to (i) the Certificate of Designations, (ii) the  Indenture, and (iii) the Credit Agreement, including, but not limited to, to the extent applicable, the provision of notice, the assumption by Buyer and/or the Surviving Corporation of the obligations of the Company and/or its Subsidiaries, and the execution of any necessary supplemental documentation.

6.4 Access and Information.  From and after the date hereof and until the earlier of the termination of this Merger Agreement pursuant to Section 8 hereof and the Closing Date, the Company shall, and shall cause its Subsidiaries and the Company Representatives to, give Buyer and its representatives (including any financial institution providing or proposing to provide financing in connection with the transactions contemplated hereby) reasonable access at all reasonable times and in a manner as to not materially interfere with the normal business of the Company or any of its Subsidiaries to the properties, books, records, assets, data, documents, personnel, tax returns, title reports, insurance policies and surveys and other information of the Company and its Subsidiaries and to furnish such information and documents in its possession relating to the Company and its Subsidiaries as Buyer (or any financial institution providing or proposing to provide financing in connection with the transactions contemplated hereby) may reasonably request from time to time, provided that neither Buyer nor any financial institution providing or proposing to provide financing in connection with the transactions contemplated hereby shall be entitled to access any properties of the Company or any Subsidiary for the purpose of conducting any environmental audit or assessment without the prior written consent of the Company.  The Company further agrees to furnish, and to cause its Subsidiaries and the Company Representatives to furnish, Buyer and its representatives (including any financial institution providing or proposing to provide financing in connection with the transactions contemplated hereby) with such financial and operating data and other information which the Company or any Subsidiary has reasonably available with respect to the Company’s and each Subsidiary’s business, properties, assets and financial and legal condition as Buyer or its representatives (including any financial institution providing or proposing to provide financing in connection with the transactions contemplated hereby) may from time to time reasonably request.  All such access, information and documents obtained by Buyer and its Affiliates and their respective Representatives (as defined in the Confidentiality Agreement (as defined below)) shall be subject to the terms of the Confidentiality Agreement, dated March 5, 2003 (as amended, the “Confidentiality Agreement”), between Warburg Pincus LLC and the Company. Buyer hereby agrees that the provisions of the Confidentiality Agreement will apply to all properties, books, records, data, documents and other Evaluation Material (as defined in the Confidentiality Agreement) relating to the Company and its Subsidiaries provided to Buyer or its Affiliates or any of their respective Representatives pursuant to this Merger Agreement.

6.5 Litigation Support.  In the event and for so long as any party to this Merger Agreement actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated by this Merger Agreement, (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of its subsidiaries (including the Subsidiaries, as applicable) the other party hereto will provide reasonable cooperation to such party and its counsel in the contest or defense, make its personnel reasonably available, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.  Notwithstanding the foregoing, (i) no party to this Merger Agreement shall be required to cooperate with any other party hereto to the extent that the party from whom such cooperation is requested or any Affiliate thereof is the adversary in any such action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand and (ii) in no event shall a party hereto be required to divulge or otherwise disclose any documents or other information which is subject to the attorney-client privilege.

6.6 Transfer Taxes.  Buyer shall be liable for all transfer Taxes arising from the transactions contemplated by this Merger Agreement.

6.7 Publicity.  No press release or public announcement (written or oral) related to this Merger Agreement or the transactions contemplated hereby shall be issued or made without the joint approval of the Company and Buyer, unless required by law, in which case the Company and Buyer  shall have the right to review such press release or announcement prior to its publication.

6.8 Employees and Employee Benefit Plans.  (a)  Each employee of the Company and its Subsidiaries and each former employee of the Company or any of its subsidiaries (including the Subsidiaries, as applicable), entitled to any continuing compensation, benefits or other payments from the Company or any of its subsidiaries (including the Subsidiaries, as applicable) shall be referred to as a “Company Employee.”  From and for one year after the Closing Date, Buyer will, or will cause the Surviving Corporation or one of its subsidiaries or Buyer’s subsidiaries, as applicable, to continue to provide each Company Employee with a salary or wage level and bonus opportunity, to the extent applicable, at least equal to that in effect on the Closing Date and with employee benefits and other terms and conditions of employment that are, in the aggregate, comparable to the benefits and terms and conditions provided to each such Company Employee by the Company or any of its subsidiaries (including the Subsidiaries), as applicable, as of the Closing Date.  Notwithstanding the foregoing, nothing herein shall be deemed to change the employment at will status of each applicable Company Employee and, except as expressly provided in a written agreement between the Company or any of its Subsidiaries and a Company Employee, continued employment of any Company Employee is not guaranteed and may be terminated by the Company at any time with or without cause.  From and after the Closing Date, Buyer shall, or shall cause the Surviving Corporation or one of its subsidiaries or one of Buyer’s subsidiaries, as applicable, to honor, pay, perform, and satisfy any and all liabilities, obligations and responsibilities to or in respect of each Company Employee arising under the terms of or in connection with any employee benefit plan maintained or contributed to by the Company or any of its subsidiaries (including the Subsidiaries, as applicable) or any employment, consulting, retention or similar agreement to which the Company or any of its subsidiaries (including the Subsidiaries, as applicable) is a party, in each case, in accordance with the terms thereof in effect immediately prior to the Closing Date; provided, in each case, that such plan or agreement, as the case may be, is set forth on Schedule 4.10(b) hereto.

(b)           Without limiting the generality of the foregoing, Buyer will, or will cause the Surviving Corporation or one of its subsidiaries or one of Buyer’s subsidiaries (as applicable) to honor, pay, perform and satisfy all liabilities, obligations and commitments under each plan, contract, agreement or arrangement in effect as of the Closing Date that provides any Company Employee with compensation or benefits upon or in connection with the termination of such Company Employee’s employment, and, to the extent applicable to a Company Employee, Buyer will, or will cause the Surviving Corporation or one of its subsidiaries or one of Buyer’s subsidiaries (as applicable) to, honor and continue in effect for a period of one year following the Closing Date subject to and in accordance with its terms each severance plan, program or policy of the Company or its subsidiaries (including the Subsidiaries, as applicable) subject to and in accordance with the terms thereof in effect immediately before the Closing Date; provided, in each case, that such plan, contract, agreement, arrangement, program or policy, as the case may be, is set forth on Schedule 4.10(b) hereto.  Buyer shall, or shall cause the Surviving Corporation or its subsidiaries (as applicable) to, be responsible for any compensation, benefits or other payments which become payable to any Company Employee in connection with or the transactions contemplated hereby.

(c)           With respect to each Company Employee who is, or could reasonably be expected to be as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code), the Company shall use its reasonable best efforts to (i) ensure that the treatment of Options described in Section 3.1(c) of this Agreement, including without limitation the accelerated vesting of such Options as provided under the terms of the Option Plans and any applicable Option agreements and, to the extent necessary, any other payments that would otherwise constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) shall be exempt from the definition of “parachute payment” by reason of the exemption provided under Section 280G(b)(5)(B) of the Code, and (ii) take all actions reasonably necessary to so exempt such treatment of Options or such other payments (including, without limitation, obtaining any necessary waivers or consents from such disqualified individuals) as soon as reasonably practicable following the date of this Agreement, but in no event later than 10 days prior to the Closing Date.

6.9 Indemnification of Directors and Officers.  From and after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the officers, directors and employees of the Company or any of its subsidiaries (including the Subsidiaries, as applicable) against all losses, expenses (including attorney’s fees and expenses), claims, damages or liabilities arising out of claims brought or made by third parties, including, without limitation, derivative claims, in connection with the transactions contemplated by this Merger Agreement to the fullest extent permitted or required under applicable law and shall advance expenses prior to the final disposition of such claims and liabilities to which this sentence applies.  Without limiting the foregoing, Buyer shall, and shall cause the Surviving Corporation to, cause to be maintained in effect for a period of six years after the Closing Date (or, in the case of claims or other matters occurring on or prior to the expiration of such six year period which have not been resolved prior to the expiration of such six year period, until such matters are finally resolved) (a) all provisions relating to the exculpation or indemnification of current or former officers, directors and employees (the “Indemnified Parties”) in the Restated Certificate or By-laws, the certificate of incorporation (or similar document) and by-laws of the  Subsidiaries and any agreements between an Indemnified Party and the Company or its Subsidiaries (provided, however, that the provision of such exculpation or indemnification may be amended or modified as required by law), and (b) the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company; provided, however, that in no event shall the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 6.9 in excess of 150% of the amount of the aggregate premiums paid by the Company in 2003 for such purpose (provided that the Surviving Corporation may substitute therefor policies with an issuer of equal claims paying ratings and of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the Indemnified Parties) with respect to claims arising from facts or events that occurred on or before the Closing Date.  This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

6.10 Contact with Customers and Suppliers.  Buyer and its representatives shall contact and communicate with the employees, customers, suppliers and licensors of the Company and its Subsidiaries with respect to the Company and its Subsidiaries and/or in connection with the transactions contemplated hereby only with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned; provided, such consent may be conditioned upon an officer of the Company being present at any such meeting or conference.

6.11 No Solicitation.  From and after the date of this Merger Agreement until the earlier of the Effective Time and the termination of this Merger Agreement pursuant to Section 8 hereof, the Company shall not, and shall not permit or cause any Subsidiary or any Company Representative, to, directly or indirectly, solicit, initiate or engage in discussions or negotiations with or provide any information or data to any Person, encourage submission of any inquiries, proposals or offers by, or take any other actions intended or designed to facilitate the efforts of any Person, other than Buyer, relating to (i) the possible acquisition of, or business combination with, the Company or any of the Subsidiaries (whether by way of merger, consolidation or otherwise) or the purchase, exchange or other transfer of any portion of the Company’s or any Subsidiary’s capital stock or assets (other than in the case of assets, sales of inventory or obsolete or non-productive assets in the ordinary course of business) or (ii) any other transaction that could reasonably be expected to materially impede, interfere with or otherwise delay the consummation of the transactions contemplated hereby (each, a “Transaction”).  The Company shall promptly communicate to Buyer any unsolicited inquiries or communications concerning any such Transaction which the Company, any Subsidiary or any Company Representative may receive or of which any of them may become aware.  Upon execution of this Merger Agreement, the Company shall immediately terminate, and shall cause its Subsidiaries and all Company Representatives to immediately terminate, all discussions with any Person (other than Buyer and its Affiliates) concerning any such Transaction, and will request that such Persons (and any other Person to which the Company, any Subsidiary or any Company Representative has provided similar materials in the six month period immediately preceding the date hereof), promptly return any and all confidential information furnished by or on behalf of the Company, any Subsidiary or any Company Representative in connection therewith.

6.12 Notice of Developments.  Each party hereto shall give prompt written notice to the other party of (i) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any representation or warranty made by such party in this Merger Agreement or in any Schedule to be untrue or inaccurate in any material respect, (ii) any failure by such other party to comply with, perform or satisfy any covenant, condition or agreement to be complied with, performed by or satisfied by it under this Merger Agreement, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Merger Agreement or (iv) any notice or other communication from any governmental or regulatory body in connection with the transactions contemplated by this Merger Agreement.  No disclosure by any party pursuant to this Section 6.12, however, shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation or breach or failure to satisfy any representations, warranty, covenant, condition or agreement hereunder.

6.13 Novation Agreements.  The Company shall use its reasonable best efforts to satisfy all conditions to obtaining any novation agreements which may be required with respect to any of the Government Contracts and to pass to the Surviving Corporation any security clearances relating to such Government Contracts.

6.14 Debt Tender Offer.  (a)  At such time as requested by Buyer (provided that Buyer shall coordinate with the Company regarding such timing), the Company shall cause TransDigm Inc. to (i) commence a cash tender offer to purchase all of the outstanding Senior Subordinated Notes and (ii) solicit the consent of the holders of the Senior Subordinated Notes regarding the amendments (the “Indenture Amendments”) described on Schedule 6.14 hereto to the covenants contained in the Senior Subordinated Note Indenture and such other covenants as Buyer may reasonably request.  Such offer to purchase and consent solicitation (the “Debt Offer”) shall be made on such customary terms and conditions as Buyer may reasonably request; provided that, in any event, the parties agree that the terms and conditions of the Debt Offer shall provide that the closing thereof shall be contingent upon the consummation of the Merger at the Effective Time; and provided further, that the (i) Indenture Amendments shall not require the consent of the holders of more than a majority of the outstanding principal amount of the Senior Subordinated Notes in the aggregate and (ii) tendering of the Senior Notes pursuant to the Debt Offer shall constitute the grant of a consent.  The Company shall not permit TransDigm Inc. to, without Buyer’s prior written consent, waive any condition to the Debt Offer described on Schedule 6.14, or make any other changes to the terms and conditions of the Debt Offer, except, in each case, as provided in paragraph (b) below with respect to termination of this Merger Agreement.  The Company covenants and agrees that, subject to the terms and conditions of this Merger Agreement, including but not limited to the terms and conditions to the Debt Offer, it will cause TransDigm Inc. to accept for payment, and pay for, the Senior Subordinated Notes and effect the Indenture Amendments, in each case contemporaneously with, and contingent upon, the Effective Time.

(b)           Promptly following the date of this Merger Agreement, the Company shall cause TransDigm Inc. to prepare, subject to the advice and comments of Buyer, an offer to purchase the Senior Subordinated Notes and forms of the related letters of transmittal and summary advertisement, as well as all other information and exhibits that may be necessary or advisable in connection with the Debt Offer (collectively, the “Offer Documents”) and such Offer Documents will not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  In the event, and only in the event, that this Merger Agreement is terminated in accordance with Section 8.1 hereof, the Company will have the right to cause TransDigm Inc. to amend the Offer Documents without Buyer’s prior written consent.  The Company will use its reasonable best efforts to cause TransDigm Inc. to cause the Offer Documents to be mailed to the holders of the Senior Subordinated Notes promptly following the commencement of the Debt Offer in accordance with paragraph (a) immediately above; provided, however, that all mailings to the holders of the Senior Subordinated Notes in connection with the Debt Offer shall be subject to the prior review, comment and approval of Buyer, which review, comment and approval shall not be unreasonably withheld, delayed or conditioned.

(c)           If at any time prior to the Effective Time any information should be discovered by any party hereto, which should be set forth in an amendment or supplement to the Offer Documents mailed to holders of Senior Subordinated Notes so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, the Company shall cause TransDigm Inc. to promptly prepare, subject to the advice and comments of Buyer, an appropriate amendment or supplement describing such information, and, if required, shall cause TransDigm Inc. to file such amendment or supplement with the SEC and shall cause TransDigm Inc. to disseminate such amendment or supplement to the holders of the Senior Subordinated Notes; provided, however, that the filing and dissemination of any such amendment or supplement shall be subject to the prior review, comment and approval of Buyer, which review, comment and approval shall not be unreasonably withheld, delayed or conditioned.

6.15 Provision of Funds.  (a)  At the Effective Time, and subject to the other terms and conditions set forth in this Merger Agreement, Buyer shall pay or provide sufficient funds to the Company and TransDigm Inc. to pay all amounts owing with respect to the Credit Agreement,  including the aggregate principal amount outstanding thereunder immediately prior to the Effective Time, accrued interest and any fees or charges associated therewith.

(b)           At the Effective Time, and subject to the other terms and conditions set forth in this Merger Agreement, Buyer shall pay or provide sufficient funds to the Company and TransDigm Inc. to pay all of the amounts owing with respect to all outstanding Senior Subordinated Notes, which have been validly tendered and not withdrawn in connection with the Debt Offer, including the aggregate principal amount outstanding with respect to such tendered Senior Subordinated Notes immediately prior to the Effective Time, accrued interest thereon and any fees or charges associated therewith.

(c)           At the Effective Time, and subject to the other terms and conditions set forth in this Merger Agreement, Buyer shall pay or provide sufficient funds to the Company to pay the Preferred Stock Consideration owing with respect to each share of Preferred Stock issued and outstanding immediately prior to the Effective Time and any fees or charges associated therewith.

(d)           At the Effective Time, and subject to the other terms and conditions set forth in this Merger Agreement, Buyer shall provide sufficient funds to the Company to pay the Transaction Costs.

6.16 Transactions Costs.  At least two Business Days prior to the Closing Date, the Company shall provide to Buyer a true and complete written report setting forth an itemized list of any and all Transaction Costs incurred or otherwise payable by the Company or any Subsidiary in connection with the consummation of the transactions contemplated hereby (the “Transaction Cost Statement”).  Subject to the other terms and conditions set forth in this Merger Agreement, the Transaction Costs set forth on the Transaction Cost Statement shall be paid with funds provided by Buyer and shall be credited against and shall reduce the Per Share Merger Consideration as contemplated by Section 3.1(b) above.

6.17 FIRPTA Certificate.  At or prior to the Closing Date, the Company, on behalf of its stockholders, shall furnish Buyer an affidavit dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company, stating that the Company is not, and has not been at any time during the applicable period specified in Code Section 897(c)(1)(A)(ii), a United States real property holding company, as defined in Section 897(c)(2) of the Code, and no interest in the Company constitutes a United States real property interest pursuant to Section 1445(b)(3) of the Code.

6.18 Connecticut Property Transfer Law Compliance.  The parties shall use commercially reasonable efforts to comply with the Connecticut Property Transfer Law, Sections 22a-134 through 22a-134e of the Connecticut General Statutes, as amended by Public Act 01-204 (the “CT Transfer Law”) with respect to former Norco facility located at 139 Ethan Allen Highway, Ridgefield, CT 06877 (the “CT Property”).  The Company shall be responsible for the preparation of all forms required pursuant to the CT Transfer Law prior to the Effective Time and shall deliver fully executed copies of the same to Buyer prior to the Effective Time.  The Surviving Corporation shall be responsible for the submission of such forms to the Connecticut Department of Environmental Protection and the payment of all required fees.  To the extent such forms require certification by a party agreeing to complete any necessary environmental investigation and remediation of the site (the “Certifying Party”), the parties will use reasonable efforts to obtain such certification from TransTechnology Corporation or Norco, Inc., the current owner of the CT Property.  If TransTechnology Corporation or Norco, Inc. does not agree to be the Certifying Party, the Company shall provide the required certification and the Surviving Corporation shall assume all further responsibilities pursuant to the CT Transfer Law after the Effective Time, including the making of any necessary filings with the Connecticut Department of Environmental Protection and the payment of any required fees.

7. Conditions Precedent

7.1 General.  The respective obligations set forth herein of each party to effect the Merger shall be subject to the fulfillment or written waiver in accordance with the terms of Section 9.1 hereof, on or before the Effective Time, in the case of the Company, of the conditions set forth in Sections 7.2 and 7.3, and in the case of Buyer, of the conditions set forth in Sections 7.2 and 7.4.

7.2 Conditions to Obligations of Both Parties.

7.2.1 HSR Act.  All filings to be made under the HSR Act with respect to this Merger Agreement and the transactions contemplated hereby shall have been made and all applicable waiting periods (and extensions thereof) shall have expired or otherwise been terminated.

7.2.2 No Injunction.  There shall not be in effect any injunction or other order issued or instituted or overtly threatened by a court of competent jurisdiction or governmental authority restraining or prohibiting or seeking to restrain or prohibit the consummation of the transactions contemplated by this Merger Agreement and there shall not have been promulgated , entered, issued or determined by any court or governmental authority to be applicable to this Merger Agreement any applicable law making illegal the consummation of the transactions contemplated hereby and no proceeding brought by any governmental authority with respect to the application of any such applicable law shall be pending.

7.2.3 Additional Documentation.  The Company and Buyer shall have each received copies of all records of corporate proceedings in connection with the transactions contemplated by this Merger Agreement in form and substance reasonably satisfactory to such party.

7.3 Conditions to Obligations of the Company.

7.3.1 Representations and Warranties of Buyer.  Each of the representations and warranties in Section 5 shall be true and correct in all material respects when made and at and as of the Effective Time with the same effect as though made at and as of such time.  Buyer shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Effective Time.

7.3.2 Officer’s Certificate.  Buyer shall have delivered to the Company a certificate, dated the Effective Time and signed by its President or a Vice President, as to the fulfillment of the conditions set forth in Section 7.3.1.

7.3.3 Outstanding Debt and Preferred Stock.  (a)  Buyer shall have paid or provided sufficient funds to the Company and TransDigm Inc. to pay all amounts owing with respect to the Credit Agreement, including the aggregate principal amount outstanding thereunder immediately prior to the Effective Time, accrued interest and any fees or charges associated therewith.

(b)           (i)  Buyer shall have paid or provided sufficient funds to the Company and TransDigm Inc. to pay all of the amounts owing with respect to all outstanding Senior Subordinated Notes which have been validly tendered and not withdrawn in connection with the Debt Offer, including the aggregate principal amount outstanding with respect to such tendered Senior Subordinated Notes immediately prior to the Effective Time, accrued interest and any fees or charges associated therewith.

(ii)           Not less than a majority of the aggregate principal amount of the Senior Subordinated Notes shall have been tendered and accepted for payment by TransDigm Inc. in accordance with the terms and conditions of the Debt Offer, and the Indenture Amendments shall have been approved and shall have become effective, in each case concurrently with the Effective Time.

(c)           Buyer shall have paid or provided sufficient funds to the Company to pay the Preferred Stock Consideration.

7.3.4 Transaction Costs.  Buyer shall have provided sufficient funds to the Company to pay the Transaction Costs.

7.4 Conditions to Obligations of Buyer.

7.4.1 Representations and Warranties of the Company.  Each of the representations and warranties in Section 4 shall be true and correct in all material respects when made and, except for changes that reflect actions by the Company or its Subsidiaries that are permitted or contemplated by this Agreement or are consented to in writing by Buyer, at and as of the Effective Time with the same effect as though made at and as of such time, except that (i) those representations and warranties which are made as of a specific date shall be true and correct in all material respects only as of such date and (ii) those representations and warranties, or portions thereof, which by their terms are subject to a materiality, Material Adverse Effect or similar standard (including any dollar threshold set forth therein), shall be true and correct in all respects.  The Company shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Effective Time.

7.4.2 Officer’s Certificate.  The Company shall have delivered to Buyer a certificate, dated the Effective Time and signed by its President or a Vice President, as to the fulfillment of the conditions set forth in Section 7.4.1.

7.4.3 Directors.  All directors of the Company and its Subsidiaries shall have tendered their resignations and copies thereof shall have been delivered to Buyer.

7.4.4 Termination of Stockholders’ Agreements.  Each of the Amended and Restated Stockholders Agreement, dated as of May 31, 2001, by and between the Company and the stockholders of the Company named therein, the Management Stockholders Agreement, dated as of December 3, 1998, as amended, among the Company, Odyssey Investment Partners Fund, L.P. and certain members of management listed on Schedule A thereto, and any other agreement to which the Company or any Subsidiary is a party with any stockholder of the Company or any Subsidiary or any Affiliate thereof, shall have been terminated without any liability or obligation of the Company or any Subsidiary, as the case may be, and reasonably satisfactory evidence thereof shall have been provided to Buyer.

7.4.5 Financing.  Buyer shall have obtained the Financing contemplated in the Debt Financing Documents (as the same may be adjusted pursuant to the reallocation and “market flex” provisions contained in paragraph 5 of the fee letter included in the Debt Financing Documents), or otherwise obtained financing on terms reasonably satisfactory to Buyer and the Company, in either case, in an amount sufficient to enable Buyer to consummate the transactions contemplated by this Merger Agreement.

7.4.6 Closing of Debt Tender.  (i) Contemporaneously with the Closing, the Company shall have paid all of the amounts owing with respect to all outstanding Senior Subordinated Notes which have been validly tendered and not withdrawn in connection with the Debt Offer, including the aggregate principal amount outstanding with respect to such tendered Senior Subordinated Notes immediately prior to the Effective Time and any accrued interest thereon, with the funds provided by Buyer in accordance with the terms of this Merger Agreement and (ii) not less than a majority of the aggregate principal amount of the Senior Subordinated Notes shall have been tendered and accepted for payment by TransDigm Inc. in accordance with the terms and conditions of the Debt Offer, and the Indenture Amendments shall have been approved and shall have become effective, in each case concurrently with the Effective Time.

7.4.7 Material Adverse Effect.  During the period from the date hereof to the Closing Date, no change, event or effect shall have occurred that has had, or that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

7.4.8 Consents.  The Company shall have obtained and provided to Buyer written evidence that the consent and/or waiver of the third parties listed on Schedule 7.4.8, if any, have been obtained and such consents and/or waivers shall be in full force and effect at the Effective Time and shall otherwise be reasonably satisfactory to Buyer.

7.4.9 Government Approvals.  All notices, applications, approvals, consents and waivers other than those referred to in Section 7.2.1 and Section 7.4.8 (“Approvals”) required to be furnished to or obtained from any governmental entity or agency or any division thereof necessary in order for the Company or any of its Subsidiaries to conduct its business following the consummation of the transactions contemplated by this Merger Agreement in all material respects in the manner as such business, taken as a whole, was conducted prior to the Effective Time shall have been obtained or furnished and any applicable waiting period or periods shall have expired (or, if there be no time limit for waiver or objection, a notice of no-objection or equivalent with respect thereto shall have been received by the Company).

8. Termination; Damages.

8.1 Termination.  (a)  This Merger Agreement may be terminated: (i) at any time prior to the Effective Time by mutual written consent of Buyer and the Company, (ii) by either Buyer or the Company, if the Merger shall not have been consummated on or before August 15, 2003 (and such notifying party is not then in material breach hereunder) or such later date as the parties may have agreed to in writing, (iii) by either Buyer or the Company, if Buyer in the case of the Company terminating this Merger Agreement, or the Company, in the case of Buyer terminating this Merger Agreement, shall (and the terminating party shall not) have breached in any material respect any of its representations or warranties contained in this Agreement, and such breach shall not have been cured within 20 days following receipt of written notice from the Company or Buyer, as the case may be, informing such other party of such breach (provided, that no cure period shall be required for a breach which by its nature cannot be cured) or (iv) by either Buyer or the Company, if Buyer, in the case of the Company terminating this Merger Agreement, or the Company, in the case of Buyer terminating this Merger Agreement, shall (and the terminating party shall not) have failed to perform and comply with all agreements and covenants required to have been performed or complied with by such party prior, to the time of such termination, with such exceptions as are not in the aggregate material, and such failure shall not have been cured within 20 days following receipt of written notice from the Company or Buyer, as the case may be, informing such other party of the failure to perform (provided, that no cure period shall be required for a breach which by its nature cannot be cured).

(b)           In the event of termination by the Company or Buyer pursuant to subsections Section 8.1(a)(ii), (iii) or (iv), written notice thereof shall forthwith be given to the other party and, in the event of any termination pursuant to this Section 8.1, the transactions contemplated by this Merger Agreement shall be terminated without further action by either party.  If the transactions contemplated by this Merger Agreement are terminated as provided herein, all confidential information received by Buyer or its Representatives (as defined in the Confidentiality Agreement) with respect to the Company and its Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Merger Agreement.

If this Merger Agreement is terminated as provided in this Section 8.1, this Merger Agreement shall become null and void and of no further force or effect, except for the Confidentiality Agreement, Section 6.7 (Publicity), Section 8.2 (Damages), Section 9.1 (Waiver), Section 9.2 (Entire Agreement; No Reliance), Section 9.3 (Expenses), Section  9.6 (Notices), Section 9.7 (Assignment and Amendments), Section 9.8 (No Third Party Beneficiaries), Section 9.9 (Counterparts), Section 9.10 (Interpretation), Section 9.11 (Governing Law), Section 9.12 (Consent to Jurisdiction, etc.), Section 9.13 (Waiver of Jury Trial), Section 9.14 (Severability), Section 9.15 (No Joint Venture, etc.) and Section 9.16 (Construction).  If this Merger Agreement is terminated as provided in this Section 8.1, and subject to the immediately preceding sentence, alll rights and obligations of the parties hereunder shall terminate, provided that nothing in this Section 8.1 shall be deemed to release any party hereto from any liability for any breach by such party of the terms and provisions of this Merger Agreement or to impair the right of the terminating party to compel specific performance under this Merger Agreement.

8.2 Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY (INCLUDING ITS HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS, AS THE CASE MAY BE, HEREUNDER) FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS MERGER AGREEMENT OR ITS TERMINATION, WHETHER FOR BREACH OF REPRESENTATION OR WARRANTY OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) AND REGARDLESS OF WHETHER THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.  EACH PARTY HEREBY WAIVES ANY CLAIMS THAT THESE EXCLUSIONS DEPRIVE SUCH PARTY OF AN ADEQUATE REMEDY.

9. General Provisions.

9.1 Waiver.  Any of the terms and conditions of this Merger Agreement may be waived in writing at any time on or prior to the Effective Time by the party entitled to the benefits thereof.  No waiver by any party hereto of any default, misrepresentation, breach of warranty or covenant, whether intentional or not, shall be valid unless in writing and signed by the party waiving the default.  No such waiver shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of the same or any other warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

9.2 Entire Agreement; No Reliance.  (a)  This Merger Agreement, including the Schedules hereto (which are hereby incorporated by reference and made a part hereof) is the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, documents, projections, studies, presentations, statements, environmental site assessments or investigations, financial data, representations and warranties, oral or written, express or implied, between or among the parties hereto and their respective Affiliates, representatives and agents in respect of the subject matter hereof (including, without limitation, the Confidential Memorandum, dated February 2003, prepared by Credit Suisse First Boston LLC and Wachovia Securities, Inc., with respect to the Company and any supplements thereto), except that this Merger Agreement does not supersede the Confidentiality Agreement, the terms and conditions of which the parties hereto expressly reaffirm.  Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that any obligations of confidentiality contained herein and therein shall not apply to the tax treatment and tax structure of the Merger upon the earlier to occur of (i) the date of the public announcement of discussions relating to the Merger, (ii) the date of the public announcement of the Merger, or (iii) the date of the execution of this Merger Agreement, all within the meaning of Treasury Regulations Section 1.6011-4; provided however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the Merger, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing.

(b)           Each party hereto has been represented by counsel of its choice in the drafting and negotiating of this Merger Agreement and no party hereto is relying on any statement, representation or warranty, written or oral, express or implied, made by any other party or such other party’s Affiliates, representatives or agents, except for the representations and warranties made by the parties in this Merger Agreement and in any certificate delivered pursuant to the terms hereof.  Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that no party hereto nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than, respectively, those set forth in Sections 4 and 5 and those contained in the certificate delivered pursuant to the terms hereof and no party hereto is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in such sections and in the certificates delivered pursuant to the terms hereof.

9.3 Expenses.  Except as expressly provided herein, whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses incident to the preparation and performance of this Merger Agreement; provided that Buyer shall be responsible for all filing fees in connection with the filings required by the HSR Act and; provided, further, that if and only to the extent that the closing of the Merger occurs, the Transaction Costs as set forth on the Transaction Cost Statement shall be paid by the Company with funds provided by Buyer, it being understood and agreed that any amounts provided by Buyer to pay such Transaction Costs shall be deducted from the Per Share Merger Consideration calculation as contemplated by Section 3.1(b) hereof.

9.4 Further Actions.  Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by any other party in order to consummate or implement the transactions contemplated hereby.

9.5 Non-Survival of Representations, Warranties and Agreements; No Recourse.  Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, no representations, warranties, covenants or other agreements in this Merger Agreement shall survive the Merger, except that the agreements contained in Section 3 (Conversion of Shares),  Section 6.8 (Employees and Employee Benefit Plans), Section 6.9 (Indemnification of Directors and Officers), and the agreements contained in Section 8.2 (Damages), Section 9.1 (Waiver), Section 9.2 (Entire Agreement; No Reliance), Section 9.3 (Expenses), Section 9.4 (Further Actions), Section 9.6 (Notices), Section 9.7 (Assignment and Amendments), Section 9.8 (No Third Party Beneficiaries), Section 9.9 (Counterparts), Section 9.10 (Interpretation), Section 9.11 (Governing Law), Section 9.12 (Consent to Jurisdiction, etc.), Section 9.13 (Waiver of Jury Trial), Section 9.14 (Severability), Section 9.15 (No Joint Venture, etc.), Section 9.16 (Construction) and this Section 9.5 (Non-Survival of Representations, Warranties and Agreements; No Recourse), shall survive the Merger indefinitely (except to the extent a shorter period of time is explicitly specified therein).  Subject to the foregoing, in no event shall Buyer or the Surviving Corporation or the Company, or any of their respective Affiliates, stockholders, option holders, warrant holders, agents, representatives, successors or assigns, have any recourse against (i) the present or former directors, officers, stockholders, Option Holders or Warrant Holder of the Company or (ii) Buyer, the Surviving Corporation or the present or former directors, officers, stockholders of Buyer or the Surviving Corporation, as the case may be, or any Affiliates, representatives or agents thereof with respect to any representation, warranty or agreement made by the Company or Buyer in this Merger Agreement.

9.6 Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows:  (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (ii) if sent by reputable overnight air courier (such as DHL or Federal Express), two Business Days after mailing, (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (i) or (ii) above, when transmitted and receipt is confirmed by telephone, or (iv) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

if to the Company (prior to the Effective Time):

TransDigm Holding Company

26380 Curtiss Wright Parkway, Suite #304

Richmond Heights, OH 44143

Fax Number:  (216) 289-4937
Attention:  W. Nicholas Howley

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Fax Number:  (212) 751-4864

Attention:  Robert F. Kennedy, Esq.

and to:

Odyssey Investment Partners, LLC

280 Park Avenue

West Tower, 38th Floor

New York, New York 10017
Fax Number: (212) 351-7925

Attention:  Muzzafar Mirza

If to the Company (following the Effective Time) or to Odyssey Investment Partners, LLC:

Odyssey Investment Partners, LLC

280 Park Avenue

West Tower, 38th Floor

New York, New York 10017
Fax Number: (212) 351-7925

Attention:  Muzzafar Mirza

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Fax Number:  (212) 751-4864

Attention:  Robert F. Kennedy, Esq.

if to Buyer or the Surviving Company (after the Effective Time):

TD Acquisition Corporation

c/o Warburg Pincus LLC

466 Lexington Avenue

New York, New York  10017

Fax Number:  (212) 878-9100

Attention:  Kewsong Lee

David Barr

with a copy to:

Willkie Farr & Gallagher

787 Seventh Avenue

New York, New York 10019

Fax Number:  (212) 728-8111

Attention:  Steven J. Gartner, Esq.

David K. Boston, Esq.

or to such other address or to such other person as either party hereto shall have last designated by notice to the other party in the manner set forth herein.

9.7 Assignment and Amendments.  This Merger Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties named herein and each of their respective heirs, legal representatives, successors and assigns, as applicable, except that neither this Merger Agreement nor any of the rights, interests or obligations hereunder may be assigned by Buyer or the Surviving Corporation without the prior written consent of the Company (and, following the Effective Time, Odyssey Investment Partners, LLC); provided, however, Buyer shall be permitted to assign this Agreement without the prior written consent of the Company (or Odyssey Investment Partners, LLC) to (a) any wholly-owned subsidiary of Buyer (provided that Buyer shall remain liable for all of its obligations hereunder following such assignment), and (b) the lenders in connection with the Financing.  This Merger Agreement and the Schedules hereto cannot be altered or otherwise amended except pursuant to an instrument in writing signed by the parties hereto.

9.8 No Third Party Beneficiaries.  Nothing in this Merger Agreement shall confer any rights, benefits or remedies of any nature whatsoever upon any Person which is not a party or a successor or permitted assignee of a party to this Merger Agreement, other than Section 6.9 (which is intended to be for the benefit of the respective Persons covered thereby and may be enforced by such Persons).

9.9 Counterparts.  This Merger Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.10 Interpretation.  The section headings in this Merger Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.  Any references to Company’s knowledge or the knowledge of the Company shall mean, subject to the immediately following sentence hereof, the actual knowledge of W. Nicholas Howley, Robert S. Henderson, Raymond F. Laubenthal, John F. Leary, W. Todd Littleton, Albert J. Rodriguez and Gregory Rufus obtained in the normal course of their respective duties as officers of the Company.   Such individuals will also be deemed to have knowledge of a particular fact or other matter if a prudent person could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.  For purposes of this Merger Agreement, the term “Affiliate” shall mean, with respect to any Person (the “Reference Person”), any Person which controls the Reference Person, any Person which the Reference Person controls, or any Person which is under common control with the Reference Person.  For purposes of the preceding sentence, the term “control” shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of a Person through voting securities, by contract or otherwise.  For purposes of this Merger Agreement, the term “Person” shall mean and include an individual, partnership, a joint venture, a corporation, a trust or an unincorporated organization or association.  References to $ or dollars shall refer to U.S. dollars unless otherwise expressly set forth herein.

9.11 Governing Law.  This Merger Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York, without giving effect to any choice or conflicts of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

9.12 Consent to Jurisdiction, etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court sitting in the County of New York or Federal court of the United States of America sitting in New York City, in any action or proceeding arising out of or relating to this Merger Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Merger Agreement or the transactions contemplated hereby in any such New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Merger Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.6.  Nothing in this Merger Agreement will affect the right of any party to this Merger Agreement to serve process in any other manner permitted by law.

9.13 Waiver of Jury Trial.  (a)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS MERGER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)           EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS MERGER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14 Severability.  Any term or provision of this Merger Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof, which shall remain in full force and effect, or the validity or enforceability of the offending term or provisions in any other situation or in any other jurisdiction.  If applicable, the parties shall negotiate in good faith to modify the Merger Agreement to preserve, to the extent legally permitted, each party’s anticipated benefits and obligations under this Merger Agreement.

9.15 No Joint Venture, etc.  The parties hereto are independent contractors and nothing in this Merger Agreement or the transactions contemplated hereby is intended to, nor shall it, create any agency, partnership or joint venture relationship between any of them.

9.16 Construction.  The parties hereto and their respective counsel have participated jointly in the negotiation and drafting of this Merger Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Merger Agreement shall be construed as if drafted jointly by the parties with the advice and participation of counsel and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Merger Agreement.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed as of the date first above written.

TD ACQUISITION CORPORATION

By:	/s/ David Barr
Name: David Barr
Title: Vice President

TRANSDIGM HOLDING COMPANY

By:	/s/ W. Nicholas Howley
Name: W. Nicholas Howley
Title: Chief Executive Officer